                                                                    EXHIBIT 10.3












                        VISTA MEDICAL TECHNOLOGIES, INC.


              -----------------------------------------------------

                  SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT
              -----------------------------------------------------



                                  JULY 27, 1995

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----


SECTION 1 SALE OF STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     1.1  Sale of Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Closing Dates. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3  Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . .   2

     2.1  Organization and Standing. . . . . . . . . . . . . . . . . . . . .   2
     2.2  Corporate Power. . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.4  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.5  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.6  Contracts and Other Commitments. . . . . . . . . . . . . . . . . .   3
     2.7  Compliance with Other Instruments, etc . . . . . . . . . . . . . .   4
     2.8  Related-Party Transactions . . . . . . . . . . . . . . . . . . . .   4
     2.9  Litigation, etc. . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.10 Registration Rights. . . . . . . . . . . . . . . . . . . . . . . .   5
     2.11 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.12 Governmental Consent, etc. . . . . . . . . . . . . . . . . . . . .   5
     2.13 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.14 Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.15 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.16 Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.17 Title to Properties and Assets; Liens, Leases, etc . . . . . . . .   7
     2.18 Patents and Trademarks . . . . . . . . . . . . . . . . . . . . . .   7
     2.19 Manufacturing and Marketing Rights . . . . . . . . . . . . . . . .   8
     2.20 Tax Returns; Taxes . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.21 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.22 Proprietary Information Agreement. . . . . . . . . . . . . . . . .   9
     2.23 No Defaults or Bankruptcy. . . . . . . . . . . . . . . . . . . . .   9
     2.24 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.25 Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . .  10
     2.26 Environmental and Safety Laws. . . . . . . . . . . . . . . . . . .  10
     2.27 Real Property Holding Corporation. . . . . . . . . . . . . . . . .  10
     2.28 No Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     2.29 Employee Benefit Plan Obligations. . . . . . . . . . . . . . . . .  10
     2.30 Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  10
     2.31 Size Standard. . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 3 INVESTMENT REPRESENTATIONS . . . . . . . . . . . . . . . . . . . .  11

     3.1  Power and Authority. . . . . . . . . . . . . . . . . . . . . . . .  11
     3.2  Due Execution. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.3  Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.4  Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.5  Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.6  No Public Market . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.7  Disclosure of Information. . . . . . . . . . . . . . . . . . . . .  12

SECTION 4 CONDITIONS OF THE PURCHASERS' OBLIGATIONS AT CLOSING . . . . . . .  12

     4.1  Representations and Warranties . . . . . . . . . . . . . . . . . .  12
     4.2  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.3  No Material Adverse Change . . . . . . . . . . . . . . . . . . . .  12
     4.4  Securities Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.5  Compliance Certificate . . . . . . . . . . . . . . . . . . . . . .  12
     4.6  Board of Directors . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.7  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.8  Investors Rights Agreement . . . . . . . . . . . . . . . . . . . .  13
     4.9  Proceedings and Documents. . . . . . . . . . . . . . . . . . . . .  13
     4.10 Restated Articles. . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.11 Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.12 Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.13 Small Business Investment Company Forms. . . . . . . . . . . . . .  13

SECTION 5 CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING . . . . . . . .  13

     5.1  Representations and Warranties . . . . . . . . . . . . . . . . . .  13
     5.2  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     5.3  Securities Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  14
     5.4  Restated Articles. . . . . . . . . . . . . . . . . . . . . . . . .  14
     5.5  Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 6 MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     6.1  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     6.2  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  14
     6.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.5  Notices, etc . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.6  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.7  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.9  Separability . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.10 California Corporate Securities Law. . . . . . . . . . . . . . . .  15
     6.11 Approval of Amendments and Waivers . . . . . . . . . . . . . . . .  15
     6.12 Qualification as a Qualified Small Business. . . . . . . . . . . .  16
     6.13 Use of Proceeds; Access to Records . . . . . . . . . . . . . . . .  16

     EXHIBITS

     A -  Schedule of Purchasers
     B -  Amended and Restated Articles of Incorporation
     C -  Schedule of Exceptions
     D -  Investors Rights Agreement
     E -  Proprietary Information Agreement
     F -  Form of Legal Opinion of Company Counsel

                        VISTA MEDICAL TECHNOLOGIES, INC.

                  SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of July 27, 1995 between Vista Medical Technologies, Inc., a California corporation (the "COMPANY"), with its principal office at 2572 Loker Avenue West, Carlsbad, California 92008, and the Purchasers (the "PURCHASERS") listed on the Schedule of Purchasers attached hereto as Exhibit A (the "SCHEDULE OF PURCHASERS").

     WHEREAS, the Company has authorized the issuance and sale of up to 8,094,340 shares of its Series A-1 Preferred Stock (the "SHARES") having the rights, preferences, privileges and restrictions set forth in the Amended and Restated of Articles of Incorporation of the Company in the form attached to this Agreement as Exhibit B (the "RESTATED ARTICLES").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

                                    SECTION 1

                                  SALE OF STOCK

     1.1 SALE OF STOCK. Subject to the terms and conditions hereof, at the First Closing (as hereinafter defined) and the Subsequent Closing (as hereinafter defined), each Purchaser agrees, severally, to purchase from the Company and the Company agrees to sell and issue to each Purchaser, severally and not jointly, the number of Shares set forth opposite such Purchaser's name on the Schedule of Purchasers with respect to such Closing at a price of $1.325 per Share.

     1.2  CLOSING DATES.

          (a) The first closing (the "First Closing") of the purchase and sale of an aggregate of 5,943,397 Shares hereunder shall take place at the law offices of Cooley God - ward Castro Huddleson & Tatum, 4365 Executive Drive, Suite 1200, San Diego, California, at 10:00 a.m., on July 27, 1995, or at such other time and place as the Company and the Purchasers shall agree provided that the closing up to 1,056,604 of the Shares to be purchased at the First Closing may be delayed and held at an additional closing to be held within ten (10) days of the First Closing at the option of the Company and the Purchasers.

          (b) The second closing (the "Subsequent Closing") of the purchase and sale of 1,886,792 Shares hereunder shall take place at the law offices of Cooley Godward Castro Huddleson & Tatum, 4365 Executive Drive, Suite 1200, San Diego, California, at such date and time as the Company and SBIC Partners, L.P. shall agree; PROVIDED, that the Subsequent Closing occur must occur on or prior to August 31, 1995. SBIC Partners, L.P. agrees that by execution of this Agreement, it is legally bound, as of the date hereof, to purchase 1,886,792 Shares hereunder at the Subsequent Closing. As used herein, the terms "CLOSING" and "CLOSINGS" shall refer individually, and collectively, to the First Closing and the Subsequent Closings, as appropriate.

     1.3 DELIVERY. At the Closings, the Company will deliver to each Purchaser a certificate representing the Shares being purchased against payment of the aggregate purchase price therefore by (i) check payable to the order of the Company, (ii) wire transfer of immediately available funds made payable to the order of the company, (iii) cancellation of indebtedness, or (iv) delivery to the Company of other property acceptable to the Company.


                                    SECTION 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Schedule of Exceptions attached hereto as Exhibit C, the Company hereby represents and warrants to each Purchaser as follows:

     2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has all requisite corporate power to own an operate its assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a material adverse effect on the Company's business as presently conducted or planned to be conducted (a "MATERIAL ADVERSE EFFECT").

     2.2 CORPORATE POWER. The Company has, and at the time of the First Closing will have, all requisite legal and corporate power to execute and deliver this Agreement and the Investors Rights Agreement in substantially the form attached hereto as Exhibit D (the "INVESTORS RIGHTS AGREEMENT") (this Agreement and the Investors Rights Agreement are hereinafter collectively referred to as the "AGREEMENTS"), to sell and issue the Shares under this Agreement, to issue the Common Stock issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of the Agreements, including all exhibits and schedules hereto and thereto.

     2.3 SUBSIDIARIES. The Company does not own (of record or beneficially) or control, directly or indirectly, any interest in any other corporation, association or business entity.

     2.4 CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which 264,151 shares will be issued and outstanding immediately prior to the First Closing, and 18,000,000 shares of Preferred Stock, of which 8,300,000 are designated Series A-1 Preferred Stock, none of which will be issued and outstanding immediately prior to the First Closing, and of which 8,300,000 are designated Series A-2 Preferred Stock, none of which will be issued and outstanding immediately prior to the First Closing. No other shares of capital stock or other securities of the Company are outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. The Shares have the rights, preferences and privileges set forth in the Restated Articles. The Company has reserved 896,208 shares of its Common Stock (the "RESERVED SHARES") for issuance pursuant to the Company's 1995 Stock Plan, 469,513 shares of which are subject to outstanding options and 426,695 shares of which are available for future grants under such Plan as of the First Closing. Except for the transactions contemplated in the Agreements and the conversion privileges of the Company's Series A-1 Preferred Stock and Series A-2 Preferred Stock specified in the Restated Articles and except with respect to the Reserved Shares, there are no options, warrants, conversion privileges or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities of the Company.

     2.5 AUTHORIZATION. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares) and the performance of the Company's obligations under the Agreements has been taken or will be taken prior to the First Closing. The Agreements, when executed and delivered by the Company, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, general equity principles, and limitations upon rights to indemnity. The Shares, when issued in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable. The Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable; PROVIDED, HOWEVER, that the Shares (and the Common Stock issuable upon conversion of the Shares) may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. The issuance of the Shares is not subject to any preemptive rights, rights of first refusal or similar rights that have not been waived.

     2.6 CONTRACTS AND OTHER COMMITMENTS. The Company does not have any contract, agreement, lease, commitment, or proposed transaction, written or oral, absolute or contingent, other than contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $25,000 individually or $100,000 in the aggregate. For the purpose of this paragraph, written employment and consulting contracts, license agreements and any other agreements relating to the acquisition or disposition of the Company's technology (other than agreements between the Company and employees in substantially the form of the Proprietary Information and Inventions Agreement attached hereto as Exhibit E (the "PROPRIETARY INFORMATION AGREEMENT") shall not be considered to be contracts entered into in the ordinary course of business.

     2.7 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The Company is not, and will not by virtue of entering into and performing the Agreements and the transactions contemplated thereunder be, in violation of any term of the Restated Articles or Bylaws or any term or provision of any material mortgage, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it is bound, and is not, and will not by virtue of entering into and performing the Agreements and the transactions contemplated thereunder be, in violation of any order addressed specifically to the Company nor, to the best of the Company's knowledge, any material order, statute, rule or regulation applicable to the Company, other than any of the foregoing such violations that do not, either individually or in the aggregate, have a Material Adverse Effect.

     2.8 RELATED-PARTY TRANSACTIONS. No employee, officer or director of the Company, or affiliate or relative of any of the foregoing, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than with respect to accrued salary and vacation and subject to normal expense reimbursements in the ordinary course of business). To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a material business relationship, or any firm or corporation that competes with the Company, except shares owned by such persons in publicly traded companies that may compete with the Company. To the best of the Company's knowledge, no officer or director of the Company is, directly or indirectly, interested in any material contract to which the Company is a party.

     2.9 LITIGATION, ETC. There is neither pending nor, to the Company's knowledge and belief, threatened any action, suit, proceeding or claim, or any basis therefor or threat thereof, whether or not purportedly on behalf of the Company, to which the Company is or may be named as a party or its property is or may be subject or, to the Company's knowledge, to which any officer, key employee or principal shareholder of the Company is subject, and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole would have a Material Adverse Effect; and the Company has no knowledge (i) of any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or non-monetary relief, which claim individually or collectively with other such unasserted claims if granted would have a Material Adverse Effect, or (ii) that there exists, or there is pending or planned, any patent, trademark, tradename, invention, device, application or principle, or any statute, rule, law, regulation, standard or code which would result in a Material Adverse Effect. There is no pending, or to the Company's knowledge and belief, threatened claim or litigation against or affecting the Company contesting its right to produce, manufacture, sell or use any product, process, method, substance, part or other material presently produced, manufactured, sold or used or planned to be produced, manufactured, sold or used by the Company in connection with the operations of the Company, and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole would have a Material Adverse Effect.

     2.10 REGISTRATION RIGHTS. Except as set forth in the Investors Rights Agreement, the Company is not under any obligation to register (as defined in the Investors Rights Agreement) any of its presently outstanding securities or any of its securities that may hereafter be issued.

     2.11 PERMITS. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect. The Company is not in default or violation in any material respect under any of such franchises, permits, licenses, or other similar authority, and the execution and delivery of the Agreements will not result in any such default or violation, with or without the passage of time or giving of notice or both.

     2.12 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares) or the consummation of any other transaction contemplated thereby, except the filing of the Restated Articles in the Office of the Secretary of State of the State of California and the qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares (and the Common Stock issuable upon conversion of the Shares) under the California Corporate Securities Law, which filing and qualification, if required, will be accomplished in a timely manner prior to or promptly upon completion of the Closing.

     2.13 DISCLOSURE. The Company has provided the Purchasers with all the information reasonably available to it without undue expense that the Purchasers have requested for deciding whether to purchase the Shares. The Agreements and the Exhibits thereto as well as any other document, certificate, schedule, financial, business or other statement furnished to any Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     2.14 OFFERING.  Subject to the accuracy of the representations set forth in
Section 3 hereof, the offer, sale and issuance of the Shares pursuant to this Agreement and the issuance of the Common Stock to be issued upon conversion of the Shares constitute transactions exempt from the registration requirements of
Section 5 of the Securities Act of 1933 as amended (the "SECURITIES ACT") and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     2.15 LIABILITIES. The Company has no indebtedness for borrowed money that the Company has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Company has otherwise become directly or indirectly liable, other than obligations not in excess of $25,000 individually or $100,000 in the aggregate.

     2.16 CHANGES.  Since July 1, 1995, there has not been:

          (a) any change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the Financial Statements (defined below), except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted);

          (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted);

          (e) to the best of the Company's knowledge, any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

          (g) any sale, assignment, license or transfer of any patents, trademarks, copyrights, trade secrets, Proprietary Information (as defined herein) or other intangible assets;

          (h) any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

          (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

          (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (k) any loans or guarantees made by the Company to or for the benefit of its employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (l) to the best of the Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted); or

          (m) any agreement or commitment by the Company to do any of the things described in this paragraph 2.16.

     2.17 TITLE TO PROPERTIES AND ASSETS; LIENS, LEASES, ETC. The Company has good and marketable title to its properties and assets and has good title to all of its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances that do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business.

     Set forth on Schedule 2.17 is a correct and complete list (including the amount of rents called for and a description of the leased property) of all material leases (involving more than $25,000 either individually or in the aggregate if such leases are of a similar nature or with the same lessor) under which the Company is a lessee. The Company enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and, except as would not result in a Material Adverse Effect, the Company is not in default thereunder.

     2.18 PATENTS AND TRADEMARKS. The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively "PROPRIETARY INFORMATION"), or believes that it has the ability to acquire valid licenses to such Proprietary Information on reasonable terms, as necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. The Schedule of Exceptions contains a complete list of patents and pending patent applications of the Company. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.
The Company is not aware of any impropriety with regard to the granting of any licenses of Proprietary Information to or from the Company. Neither the Company nor, to the Company's knowledge, any of its employees has received any written communications alleging, nor does the Company know of any grounds for any claims or allegations now or in the future, that the Company or its employees have violated or infringed or that the Company would, by conducting its business as proposed, violate or infringe any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. The former employers of the Company's employees have not asserted any rights or claims to the Company's Proprietary Information and the Company does not believe that such former employers have a right to assert any such rights or claims. Except pursuant to the terms of the Proprietary Information Agreements, there are no agreements, understandings, instruments, or contracts to which the Company is a party or by which it is bound that involve the license of any patent, copyright, trade secret or other similar proprietary right to or from the Company.

     2.19 MANUFACTURING AND MARKETING RIGHTS. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market, or sell its products.

     2.20 TAX RETURNS; TAXES. The Company has accurately prepared and timely filed all federal, state and other tax returns which are required to be filed and has timely paid all taxes covered by such returns which have become due and payable. The Company has not been advised that any of its returns, federal, state or other, have been or are being audited as of the date hereof. The Company is not delinquent in taxes or assessments and has no tax deficiency proposed or assessed and no waiver of the statute of limitations and assessment or collections. All taxes, if any, imposed by law in connection with the issuance, sale and delivery of the Shares shall have been paid, and all laws imposing such taxes shall have been fully complied with, prior to the Closing.

     2.21 EMPLOYEES. None of the Company's employees belongs to any union or collective bargaining unit. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of the Company's knowledge, no employee of the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, proprietary information and inventions agreement, or any restrictive covenant, or any other common law obligation to a former employer, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party, because of the nature of the business conducted or to be conducted by the Company, or to the use of trade secrets or proprietary information of others, or to the use by the employee of his best efforts with respect to such business. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement, other than with respect to the Company's 1995 Stock Plan, a true and correct copy of which has been provided to counsel for the Purchasers. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

     2.22 PROPRIETARY INFORMATION AGREEMENT. Each employee of the Company has executed a Proprietary Information Agreement in the form attached hereto as Exhibit E.

     2.23 NO DEFAULTS OR BANKRUPTCY. The Company has, in all material respects, performed all material obligations required to be performed by it to date and is not in default under any of the contracts, loans, notes, mortgages, indentures, licenses, security agreements, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it is otherwise bound, except for such defaults which in the aggregate would not have a Material Adverse Effect, and no event or condition has occurred which, with the lapse of time or the giving of notice, or both, would constitute such a default.

     The Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated in a bankruptcy or filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other similar law or statute of the United States of America or any other jurisdiction.

     2.24 INSURANCE. The Company maintains adequate insurance on its properties of a character and in such amounts and on such terms usually insured by corporations engaged in the same or a similar business against loss or damage resulting from fire or other risks insured against by such corporations, and maintains in full force and effect public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any of its properties, and maintains such other insurance as may be required by law or other agreement to which the Company is a party.

     2.25 BROKERS OR FINDERS. The Company has not incurred, and will not incur, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.

     2.26 ENVIRONMENTAL AND SAFETY LAWS. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

     2.27 REAL PROPERTY HOLDING CORPORATION. The Company is not a real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

     2.28 NO DIVIDENDS. The Company has never made any declaration, setting aside for payment or other distribution in respect of any of the Company's capital stock or any direct or indirect redemption, repurchase or other acquisition of any of such stock.

     2.29 EMPLOYEE BENEFIT PLAN OBLIGATIONS. The Company does not maintain or have any obligations with respect to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")). The Company is not, nor was it at any time, obligated to contribute to any employee pension benefit plan which is or was a multi-employer plan within the meaning of Section 3(37) of ERISA.

     2.30 FINANCIAL STATEMENTS. The Company has delivered to each Purchaser its financial statements as of and for the year ended December 31, 1994, and the six months ended July 1, 1995 (the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles and accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein; PROVIDED, HOWEVER, that the unaudited financial statements are subject to normal year-end audit adjustments, which are not expected to be material in amount or effect, and do not contain all footnotes required under generally accepted accounting principles. Since July 1, 1995, there has not been any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which would not, either in any case or in the aggregate, have a Material Adverse Effect.

     2.31 SIZE STANDARD. The Company (a) is, and at the Closing will be, a "small concern," as such term is defined in 13 C. F. R. Section 107.3, and (b) complies with all applicable size standards set forth in 13 C.F.R. Section 121.802.


                                    SECTION 3

                           INVESTMENT REPRESENTATIONS

     Each Purchaser hereby represents and warrants to the Company as follows:

     3.1 POWER AND AUTHORITY. Such Purchaser has the requisite power and authority to enter into this Agreement, to purchase the Shares hereunder, to convert the Shares into Common Stock, and to carry out and perform its obligations under the terms of this Agreement.

     3.2 DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by such Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of such Purchaser.

     3.3 EXPERIENCE. Such Purchaser has, from time to time, evaluated investments in start-up companies and has, either individually or through the personal experience of one or more of its current officers or partners, experience in evaluating and investing in start-up companies.

     3.4 INVESTMENT. Such Purchaser is acquiring the Shares (and any Common Stock issuable upon conversion of the Shares) for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Such Purchaser understands that the Shares (and any Common Stock issuable upon conversion of the Shares) to be purchased have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

     3.5 RULE 144. Such Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the securities to be sold, the sale being through a "BROKER'S TRANSACTION" or in transactions directly with a "MARKET MAKER" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations. Such Purchaser is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plan to satisfy these conditions in the foreseeable future.

     3.6 NO PUBLIC MARKET. Such Purchaser understands that no public market now exists for the Shares and that it is unlikely that a public market will ever exist for the Shares.

     3.7 DISCLOSURE OF INFORMATION. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser thereon.

                                    SECTION 4

              CONDITIONS OF THE PURCHASERS' OBLIGATIONS AT CLOSING

     The Purchasers' obligation to purchase the Shares at the First Closing and the Subsequent Closing is subject to the fulfillment on or prior to the First Closing of the following conditions:

     4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the

Company contained in Section 2 shall be true when made and on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

     4.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

     4.3 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Company's business or financial condition or affairs between the date of this Agreement and the date of the Closing, if different.

     4.4 SECURITIES LAWS. The Company shall have obtained all necessary permits and qualifications, or secured exemptions therefrom, required under the Securities Act or by any state for the offer and sale of the Shares and Common Stock issuable upon conversion of the Shares.

     4.5 COMPLIANCE CERTIFICATE. The Company shall have delivered on the date of such Closing a certificate signed by an officer of the Company certifying that the conditions specified in Sections 4.1, 4.2 and 4.3 have been fulfilled, and such other matters as the Purchasers may reasonably request.

     4.6 BOARD OF DIRECTORS. The Board of Directors of the Company immediately following the Closing shall consist of James Blair, Nick Binkley, Ken Hori, Dan Holland, John Lyon and Larry Osterink, with one vacancy to be filled by the above directors.

     4.7 OPINION OF COUNSEL. The Purchasers shall have received from Brobeck Phleger & Harrison, counsel for the Company, an opinion dated as of the First Closing in substantially the form attached hereto as Exhibit F.

     4.8 INVESTORS RIGHTS AGREEMENT. The Company shall have executed and delivered the Investors Rights Agreement.

     4.9 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers' counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     4.10 RESTATED ARTICLES. The Restated Articles shall have been filed with and accepted by the California Secretary of State.

     4.11 DUE DILIGENCE. The Purchasers shall have completed to its reasonable satisfaction its review of the Company's business and operations.

     4.12 CONSIDERATION. The Purchasers who are delivering their purchase price for the Shares other than pursuant to clauses (i) or (ii) of Section 1.3 hereof, shall have delivered such other documents or agreements as the Company and the other Purchasers shall have reasonably requested.

     4.13 SMALL BUSINESS INVESTMENT COMPANY FORMS. On or prior to the Closing, the Company shall have delivered (a) an executed copy of SBA Form 480 - Size Status Declaration, (b) an executed copy of SBA Form 652 - Assurance of Compliance for Nondiscrimination and (c) the information needed to complete Part A of SBA Form 1031 -Portfolio Financing Report, to the Purchasers requesting such information.


                                    SECTION 5

               CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

     The Company's obligation to issue and sell the Shares at the First Closing is subject to the fulfillment on or prior to the Closing of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers contained in Section 3 shall be true when made and on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

     5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Purchasers on or prior to the date of the Closing shall have been performed or complied with in all respects.

     5.3 SECURITIES LAWS. The Company shall have obtained all necessary permits and qualifications, or secured exemptions therefrom, required under the Securities Act or by any state for the offer and sale of the Shares and Common Stock issuable upon conversion of the Shares.

     5.4 RESTATED ARTICLES. The Restated Articles shall have been filed with and accepted by the California Secretary of State.

     5.5 CONSIDERATION. The Purchasers who are delivering their purchase price for the Shares other than pursuant to clauses (i) or (ii) of Section 1.3 hereof, shall have delivered such other documents or agreements as the Company and the other Purchasers shall have reasonably requested.


                                    SECTION 6

                                  MISCELLANEOUS

     6.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California as applicable to contracts entered into and performed entirely within the State of California.

     6.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchasers and the closing of the transactions contemplated hereby.

     6.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; PROVIDED, HOWEVER, that the rights of Purchasers to purchase the Shares shall not be assignable without the consent of the Company, and the Company's obligations hereunder shall not be assignable without the consent of the Purchasers.

     6.4 ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     6.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Purchasers, one to each Purchaser at the address set forth on the Schedule of Purchasers, or at such other address as shall have been furnished to the Company in writing by the Purchasers, and one copy to Cooley Godward Castro Huddleson & Tatum, 4365 Executive Drive, Suite 1200, San Diego, CA 92121, Attn: Frank A. Cassou, Esq. or (b) if to the Company, one copy to its address set forth above and addressed to the attention of the President, or at such other address or addresses as the Company shall have furnished in writing to the Purchasers, and one copy to Brobeck Phleger & Harrison, 2200 Geng Road, Palo Alto, CA 94303, Attn: Gari Cheever, Esq. All notices and other communications pursuant to the provisions of this Section 6.5 shall be deemed delivered when mailed or sent by facsimile or delivered by hand or messenger.

     6.6 EXPENSES. The Company will pay legal fees for one special counsel for the Purchasers, as well as the out-of-pocket expenses for technical, patent and market consultants, in an aggregate amount not to exceed $50,000. Except as set forth above, each party to this Agreement shall bear its own expenses and legal fees incurred by it with respect to this Agreement and all related transactions outside of or in excess of these covered costs.

     6.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

     6.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     6.9 SEPARABILITY. Any invalidity, illegality, or limitation of the enforceability with respect to any Purchaser of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such Purchaser's domicile or otherwise, shall in no way affect or impair the validity, legality, or enforceability of this Agreement with respect to other Purchasers. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

     6.10 CALIFORNIA CORPORATE SECURITIES LAW. The sale of the securities which are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California, and the issuance of such securities or the payment or receipt of any part of the consideration therefor prior to such qualification, if required by law, is unlawful. The rights of all parties to this agreement are expressly conditioned upon such qualification being obtained, if required by law.

     6.11 APPROVAL OF AMENDMENTS AND WAIVERS. Any term of this agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of a majority of the outstanding Shares purchased and sold hereunder (including the Common Stock issued upon conversion of the Shares), excluding from the determination of such a majority (both in determining the total number of such shares outstanding and the number of such shares consenting or not consenting) all shares previously disposed of by the Purchasers or their transferees pursuant to one or more registration statements under the Securities Act or pursuant to Rule 144 thereunder. Any amendment, termination or waiver effected in accordance with this section shall be binding upon each holder of any securities issued pursuant to this Agreement (including securities into which such securities have been converted or exchanged), each future holder of any or all such securities and the Company.

     6.12 QUALIFICATION AS A QUALIFIED SMALL BUSINESS. The Company agrees to deliver to the Purchasers, from time to time, such forms, documents, schedules and other instruments reasonably requested by the Purchasers to cause the Series A-1 Stock to qualify as a qualified small business stock, as such term is defined in Section 1202(b) of the Internal Revenue Code of 1986, as amended.

     6.13 USE OF PROCEEDS; ACCESS TO RECORDS. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder for research and development, product marketing and general working capital purposes, and otherwise as duly authorized by the Board of Directors of the Company for the growth, expansion and modernization of the Company. The company will provide all Purchasers requesting such information with reasonable access to the Company's financial records so as to allow such Purchasers to confirm that such proceeds were used in the manner contemplated by this Agreement, such access to include a review by Purchasers of the use of proceeds within ninety (90) days after the Closing. The Company acknowledges and agrees that, if the proceeds are not used in the manner contemplated hereby, the Purchasers shall have the right to demand the immediate repayment thereof.

     The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By: /s/ John Lyon
   ----------------------

Title:
      -------------------


THE PURCHASERS:




--------------------
[NAME]

By:
   ----------------------

Title:
      -------------------

     The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   ----------------------
Title:
      -------------------


THE PURCHASERS:

KAISER AEROSPACE & ELECTRONICS




-------------------------
[NAME]

By:  /s/ H. J. Smead
   ----------------------
Title:  President
      -------------------

     The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   ----------------------
Title:
      -------------------


THE PURCHASERS:



  /s/ Ken Hori
-------------------------
Ken Hori

By:
   ----------------------
Title:
      -------------------

     The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   ----------------------
Title:
      -------------------

THE PURCHASERS:

ONE LIBERTY FUND III, L.P.



By:  /s/ Dan Holland
   ----------------------
Title:  General Partner of One Liberty
        Partners III. L.P., General
        Partner of One Liberty
        Fund III, L.P.
        -------------------------------


GILDE INTERNATIONAL B.V.



By:  /s/ Dan Holland
   ----------------------
Title:  Attorney-in-Fact
      -------------------

        The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   -----------------
Title:
      --------------

THE PURCHASERS:

B.U.N.P.



By:  /s/ John E. Bagalay, Jr.
   --------------------------
Title:
      -----------------------

        The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   -----------------
Title:
      --------------

THE PURCHASERS:

DOMAIN PARTNERS III, L.P.

By:  One Palmer Square Associates III, L.P.
      its General Partner



By:  /s/ James C. Blair
   ----------------------
    General Partner

        The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   -----------------
Title:
      --------------


THE PURCHASERS:
Biotechnology Investments Limited
By:     OLD COURT LIMITED



By:  /s/ James C. Blair
   ----------------------
    Attorney-in-Fact

        The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   -----------------
Title:
      --------------


THE PURCHASERS:

DP III ASSOCIATES, L.P.

By:  One Palmer Square Associates III, L.P.
      its General Partner



By:  /s/ James C. Blair
   ----------------------
    General Partner

        The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   -----------------
Title:
      --------------

THE PURCHASERS:

SBIC PARTNERS, L.P.

By:  Forrest Binkley & Brown L.P.
     General Partner


     By:  Forrest Binkley & Brown Venture Co.,
          General Partner


          By:  /s/ Nicholas B. Binkley
               ----------------------------------
               Nicholas B. Binkley
               Office of the President


By:  SL-SBIC Partners, L.P.,
     General Partner

     By:  FW-SBIC, Inc.
          General Partner


          By:
                    ----------------------------------
          Name:
                    ----------------------------------
          Title:
                    ----------------------------------

     The foregoing Series A-1 Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.



By:
   ----------------------
Title:
      -------------------


THE PURCHASERS:

SBIC PARTNERS, L.P.

By:  Forrest Binkley & Brown L.P.       By:
     General Partner                       -------------------------------------
                                        Title:
                                              ----------------------------------

                                        Address:
                                                --------------------------------

     By:  Forrest Binkley & Brown Venture Co.,
          General Partner


          By:
               ----------------------------------
               Nicholas B. Binkley
               Office of the President


By:  SL-SBIC Partners, L.P.,
     General Partner

     By:  FW-SBIC, Inc.
          General Partner


          By:     /s/ illegible
                  ----------------------------------
          Name:
                  ----------------------------------
          Title:
                  ----------------------------------

                                    Exhibit A

                             SCHEDULE OF PURCHASERS

PURCHASERS                               PURCHASE PRICE       NUMBER OF SHARES

FIRST CLOSING:

KAISER AEROSPACE AND ELECTRONICS          $2,375,000.23           1,792,453
950 Tower Lane, Ste. 800
Foster City, CA 94404
Attention:  Dr. H.J. Smead

KEN HORI                                    $350,000.08             264,151
c/o Oktas
134 Flanders Road
Westborough, MA 01581

ONE LIBERTY FUND III                        $990,000.25             747,170
1 Liberty Square, 2nd Floor
Boston, MA 02109
Attention:  Dan Holland

GILDE INTERNATIONAL B.V.                      $9,999.78               7,547
1 Liberty Square, 2nd Floor
Boston, MA 02109
Attention:  Dan Holland

B.U.N.P.                                    $300,001.20             226,416
c/o Community Technology Fund
Boston University Ventures
147 Bay State Road
Boston, MA 02215
Attention:  John E. Bagalay, Jr.

DOMAIN PARTNERS III, L.P.                 $2,705,313.45           2,041,746
One Palmer Square,  Ste. 515
Princeton, NJ 08542
Attention:  James C. Blair, Ph.D.

OLD COURT LIMITED                         $1,400,000.30           1,056,604
St. Julian's Court
St. Peter Port
Guernsey, Channel Islands

with copy to: c/o Domain Associates
     One Palmer Square, Ste. 515
     Princeton, NJ 08542
     Attention:  James C. Blair, Ph.D.

DP III ASSOCIATES, L.P.                      $94,685.83              71,461
One Palmer Square, Ste. 515
Princeton, NJ 08542
Attention: James C. Blair, Ph.D

SUBSEQUENT CLOSING:

SBIC PARTNERS, L.P.                       $2,499,999.40           1,886,792
201 Main Street, Suite 2302
Fort Worth, TX 76102
Attention:  Nick Binkley

          TOTAL
                                         --------------      --------------
                                         $10,725,000.52           8,094,340

                                      Exhibit B

                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                           VISTA MEDICAL TECHNOLOGIES, INC.


    The undersigned, John Lyon and Larry Osterink, hereby certify that:

    ONE: They are the duly elected and acting President and Secretary, respectively, of Vista Medical Technologies, Inc., a California corporation.
    TWO: The articles of incorporation of this corporation are amended and restated to read as follows:
                                          I.

    The name of the corporation is Vista Medical Technologies, Inc.


                                         II.

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                         III.

    A. CLASSES OF STOCK. This corporation is authorized to issue two (2) classes of shares, to be designated "Common" and "Preferred" and referred to herein as the "Common Shares" or the "Preferred Shares" respectively. The total number of Common Shares the corporation is authorized to issue is twenty-five million (25,000,000). The par value is $0.01 per share. The total number of Preferred Shares the corporation is authorized to issue is eighteen million (18,000,000). The par value is $0.01 per share.

         The board of directors of the corporation may divide the Preferred Shares into any number of series. The board of directors shall fix the designation and number of shares of each such series. The board of directors may determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the Preferred Shares. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series.

    B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES A-1 PREFERRED STOCK AND SERIES A-2 PREFERRED STOCK.

         1.   DESIGNATION OF SERIES A-1 PREFERRED STOCK AND SERIES A-2
PREFERRED STOCK. Eight Million Three Hundred Thousand (8,300,000) shares of Preferred Stock are designated Series A-1 Preferred Stock (the "Series A-1 Preferred") with the rights, preferences and privileges specified herein. Eight Million Three Hundred Thousand (8,300,000) shares of Preferred Stock are designated Series A-2 Preferred Stock (the "Series A-2 Preferred") with the rights, preferences and privileges specified herein. As used in this Article III, Section B., the term "Series A Preferred" shall refer to the Series A-1 Preferred and the Series A-2 Preferred, respectively.

         2. DIVIDEND RIGHTS OF SERIES A PREFERRED. The holders of the then outstanding shares of Series A Preferred shall be entitled to receive dividends, in preference to any dividend on the Common Stock of this corporation ("Common"), at the rate of eight percent (8%) of the Original Purchase Price per share (as defined below) per annum, whenever funds are legally available and when and as declared by the Board of Directors. The dividends shall be non-cumulative. The original purchase price of the Series A Preferred shall be $1.325 per share (the "Original Purchase Price").

         3.   LIQUIDATION PREFERENCE.

              a. In the event of any liquidation event, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common by reason of their ownership thereof, the sum of (i) $1.325 per share for each share of Series A Preferred then held by them and (ii) an amount equal to all declared but unpaid dividends on the Series A Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this
Section 3 if such distribution had been sufficient to permit the full payment of such preferential amount.

              b. After payment has been made to the holders of the Series A Preferred of the full amounts to which they shall be entitled pursuant to
Section 3.a. above, the holders of the Common and Series A Preferred shall be entitled to receive the remaining assets of the corporation in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have the right to acquire upon conversion of Series A Preferred until such time as the distributions made to the holders of the Series A Preferred (taken together with all payments made pursuant to Section 3.a. above) equal $3.975 per share for each share of Series A Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the corporation legally available for distribution after payment has been made to the holders of the Series A Preferred of the full amounts to which they shall be entitled pursuant to
Section 3.a. above shall be distributed ratably among the holders of the Common and Series A Preferred in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this Section 3 if such distribution had been sufficient to permit the full payment of the preferential amounts to the holders of the Series A Preferred.

              c. After payment has been made to the holders of the Series A Preferred of the full amounts to which they shall be entitled pursuant to Sections 3.a. and 3.b. above, the holders of the Common shall be entitled to receive all remaining assets of the corporation in proportion to the shares of Common Stock then held by them.

              d. For purposes of this Section 3, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include, the corporation's sale of all or substantially all of its assets or the acquisition of this corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary in which the shareholders of the corporation are holders of less than 50% of voting power of the surviving corporation.

              e. Each holder of any outstanding shares of Series A Preferred shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to distributions made by the corporation in connection with the repurchase of shares of Common issued to or held by employees, directors or consultants of or to the corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the corporation and such persons.

         4. CONVERSION. The holders of the Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

              a. OPTIONAL AND AUTOMATIC CONVERSION. Each share of Series A Preferred shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common as is determined by dividing $1.325 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion of the Series A-1 Preferred (the "Series A-1 Conversion Price") shall initially be $1.325 per share of Common. The price at which shares of Common shall be deliverable upon conversion of the Series A-2 Preferred (the "Series A-2 Conversion Price") shall initially be $1.325 per share of Common. As used in this Section 4., the term "Conversion Price" shall refer to the Series A-1 Conversion Price and the Series A-2 Conversion Price, respectively. The initial Series A-1 Conversion Price and Series A-2 Conversion Price shall be subject to adjustment as hereinafter provided.

    Each share of Series A Preferred shall automatically be converted into shares of Common at the then effective Conversion Price in the event of either
(i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common (whether for the account of the corporation or for the account of one or more shareholders of the corporation) of the corporation to the public in which the aggregate gross cash proceeds to the corporation (prior to underwriters' discounts and expenses) are equal to or exceed $15,000,000 and the public offering price is equal to or exceeds $5.00 per share of Common (as adjusted for any stock dividends, combinations or splits with respect to such shares) (a "Qualified Public Offering") or (ii) the written consent of holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred voting as a class (a "Qualifying Consent"). In the event of the automatic conversion of the Series A Preferred upon a Qualified Public Offering, the conversion of Series A Preferred shall be deemed to have occurred automatically at the closing of such Qualified Public Offering. In the event of the automatic conversion of the shares of Series A Preferred upon a Qualifying Consent, the conversion of Series A Preferred shall be deemed to have occurred on the date specified in such Qualifying Consent.

              b. MECHANICS OF CONVERSION. No fractional shares of Common shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4.a.).
The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common, and any accrued and unpaid dividends on the converted Series A Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date (except that in the event of an automatic conversion (i) upon a Qualified Public Offering pursuant to Section 4.a. such conversion shall be deemed to have been made immediately prior to the closing of the Qualified Public Offering and (ii) upon a Qualifying Consent pursuant to Section 4.a. such conversion shall be deemed to have been made on the date specified in such Qualifying Consent). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

              c.   ADJUSTMENTS TO SERIES A-1 CONVERSION PRICE FOR DILUTIVE
ISSUES.

                   (1) SPECIAL DEFINITIONS. For purposes of this Section 4.c. and Section 5, the following definitions shall apply:

                        (a) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

                        (b) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series A-1 Preferred was first issued.

                        (c) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common and Series A Preferred) or other securities directly or indirectly convertible into or exchangeable for Common.

                        (d) "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common issued (or, pursuant to Section 4.c.(3), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common issued or issuable:

                             i)   upon conversion of shares of Series A
Preferred authorized herein;

                             ii)  to officers, directors or employees of, or
consultants to, the corporation pursuant to any plan or agreement approved by the Board of Directors;

                             iii) as a dividend or distribution on the Series A
Preferred or any event for which adjustment is made pursuant to Sections 4.d. or 4.e. hereof;

                             iv)  by way of dividend or other distribution on
shares excluded from the definition of Additional Shares of Common by the foregoing clauses i) through iii) or this clause iv) or on shares of Common so excluded.

                   (2) NO ADJUSTMENT OF SERIES A-1 CONVERSION PRICE. No adjustment in the Series A-1 Conversion Price of a particular share of Series A-1 Preferred shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the Series A-1 Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share. No adjustment in the Series A-2 Conversion Price of a particular share of Series A-2 Preferred shall be made in respect of the issuance of Additional Shares of Common.

                   (3)  ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES
OF COMMON -- OPTIONS AND CONVERTIBLE SECURITIES. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common are deemed to be issued:

                        (a) no further adjustment in the Series A-1 Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decreases in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                        (c) no readjustment pursuant to clause (b) above shall have the effect of increasing the Series A-1 Conversion Price to an amount which exceeds the lower of (i) such Series A-1 Conversion Price on the original adjustment date with respect to such deemed issuance of Additional Shares of Common, or (ii) such Series A-1 Conversion Price that would have resulted from any issuance of Additional Shares of Common between such original adjustment date and such readjustment date; and

                        (d) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the corporation upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

                   (4) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4.c.(3)) without consideration or for a consideration per share less than the Series A-1 Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A-1 Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A-1 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Series A-1 Conversion Price in effect immediately prior to such issue; and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this Section 4.c.(4): (i) no shares of Common issued or issuable upon conversion of Series A Preferred shall be deemed to be outstanding and all such shares shall be excluded from such calculation, (ii) all shares of Common issuable upon conversion of outstanding Options and Convertible Securities (excluding outstanding Series A Preferred) shall be deemed to be outstanding and all such shares shall be included in such calculation, and (iii) except as provided in the foregoing clauses (i) and (ii) above, immediately after any Additional Shares of Common are deemed issued pursuant to Section 4.c.(3), such Additional Shares of Common shall be deemed to be outstanding. The Series A-1 Conversion Price shall not be increased except as set forth in Section 4.c.(3)(b) and in Section 4.d.

                   (5)  DETERMINATION OF CONSIDERATION.  For purposes of this
Section 4.c., the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

                        (a)  CASH AND PROPERTY.  Such consideration shall:

                             i)   insofar as it consists of cash, be computed
at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                             ii)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                             iii) in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses i) and ii) above, as reasonably determined in good faith by the Board of Directors.

                        (b) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4.c.(3), relating to Options and Convertible Securities, shall be determined by dividing:

                             i)   the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                             ii)  the maximum number of shares of Common (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

              d. ADJUSTMENT FOR STOCK SPLITS, DIVIDENDS AND COMBINATIONS. If the corporation shall at any time or from time to time effect a subdivision of the outstanding Common, or shall issue a dividend of Common on its outstanding Common, the Series A-1 Conversion Price and Series A-2 Conversion Price then in effect immediately before that subdivision or dividend shall be proportionately decreased, and conversely, if the corporation shall combine the outstanding shares of Common, the Series A-1 Conversion Price and Series A-2 Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.d. shall become effective at the close of business on the date the subdivision or combination becomes effective or on the date on which the dividend is declared.

              e. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common entitled to receive a dividend or other distribution payable in securities of the corporation other than shares of Common, then and in each such event provision shall be made so that the holders of Series A-1 Preferred and Series A-2 Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the corporation that they would have received had their Series A-1 Preferred and Series A-2 Preferred been converted into Common on the date of such event, giving effect to all adjustments called for with respect to such securities during the period from the date of such event to and including the conversion date.

              f. ADJUSTMENT FOR MERGER OR REORGANIZATION. In case of any consolidation or merger of the corporation with or into another corporation or the conveyance of all or substantially all of the assets of the corporation to another corporation, each share of Series A-1 Preferred and Series A-2 Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common of the corporation deliverable upon conversion of such Series A-1 Preferred and Series A-2 Preferred would have been entitled upon such consolidation, merger or conveyance; and, in any case, appropriate adjustment (as reasonably determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A-1 Preferred and Series A-2 Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A-1 Preferred and Series A-2 Preferred.

              g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common issuable upon the conversion of the Series A-1 Preferred and Series A-2 Preferred shall be changed into the same or different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than as set forth above in this Section 4), then and in each such event the holder of each share of Series A-1 Preferred and Series A-2 Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common into which such shares of Series A-1 Preferred or Series A-2 Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

              h. AUTOMATIC CONVERSION OF SERIES A-1 PREFERRED INTO SERIES A-2 PREFERRED.

                   (1) SPECIAL DEFINITIONS. For purposes of this Section 4(h), the following definitions shall apply:

                        (a) "PRO RATA SHARE" shall mean the portion determined by the ratio of the number of shares of Common issuable upon the conversion of Series A-1 Preferred then held by a holder of Series A-1 Preferred (a "Series A-1 Holder") to the total number of shares of Common Stock issuable upon conversion of the Series A Preferred then outstanding.

                        (b) "DILUTIVE ISSUANCE" shall mean the issuance of Additional Shares of Common (as defined in subsection 4.c.(1)(d) above), without consideration or for a consideration per share less than the Series A-1 Conversion Price in effect on the date of and immediately prior to such issuance; provided, however, that for purposes of this definition, (i) "Dilutive Issuance" shall not include any Additional Shares of Common to be sold to an investor who is neither a holder of the corporation's Series A-1 Preferred at the time of such issuance or an affiliate of such holder and (ii) "Dilutive Issuance" shall not include any issuance of Additional Shares of Common following the closing of the first sale and issuance of Additional Shares of Common in which the cumulative Aggregate Proposed Proceeds (as defined in subsection 4.h.(2) below) of all Dilutive Issuances during the period from the Original Issue Date up to and including such closing equals or exceeds $10,375,000.

                        (c) "DILUTED STOCK" shall mean shares of Series A-1 Preferred that have a Series A-1 Conversion Price per share greater than the consideration per share to be received in a Dilutive Issuance.

                        (d) "DILUTED HOLDER" shall mean any Series A-1 Holder that holds shares of Diluted Stock.

                        (e) "PARTICIPATING INVESTOR" shall mean any Diluted Holder that agrees to purchase at least its Pro Rata Share of a Dilutive Issuance pursuant to Section

4.h.(2) hereof.

                        (f) "NON-PARTICIPATING INVESTOR" shall mean any Diluted Holder that is not a Participating Investor.

                   (2) NOTICE OF DILUTIVE ISSUANCE. In the event the corporation proposes to undertake a Dilutive Issuance, it shall give each Diluted Holder a written notice (the "Issuance Notice") of its intention, describing the type of Additional Shares of Common, the price, the aggregate dollar amount of the proposed Dilutive Issuance (the "Aggregate Proposed Proceeds") and the general terms upon which the corporation proposes to issue the same. Each Diluted Holder shall, within thirty (30) days from the date of the Issuance Notice, provide written notice to the corporation that (i) such Diluted Holder agrees to become a Participating Investor for the price and upon the terms specified in the Issuance Notice or (ii) such Diluted Holder shall be a Non-participating Investor. Any Diluted Holder who shall fail to provide such written notice within such thirty (30) day period shall be deemed to be a Non-participating Investor. Any Non-participating Investor may become a Participating Investor if it provides written notice to the corporation, at least thirty (30) days prior to the closing of a Dilutive Issuance, that it agrees to become a Participating Investor.

                   (3) AUTOMATIC CONVERSION. Each share of Diluted Stock held by each and every Non-participating Investor shall be automatically converted immediately prior to the closing of the applicable Dilutive Issuance into one
(1) share of Series A-2 Preferred. In no event shall any share of Series A-1 Preferred be automatically converted into a share of Series A-2 Preferred pursuant to this subsection 4.h.(3) unless such share of Series A-1 Preferred constitutes Diluted Stock as defined in subsection 4.h.(1) hereof.

                   (4)  STATUS OF DILUTED STOCK.  Upon the conversion of
Diluted Stock held by a Non-participating Investor as set forth in subsection 4.h.(3) above, such shares of Diluted Stock shall no longer be outstanding on the books of the corporation and the Non-participating Investor shall be treated for all purposes as the record holder of such shares of Series A-2 Preferred on the date of closing of the applicable Dilutive Issuance.

              i. NO IMPAIRMENT. The corporation will not, by amendment of this Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A-1 Preferred or Series A-2 Preferred against impairment.

              j. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series A-1 Conversion Price or Series A-2 Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustments or readjustments in accordance with the terms hereof and furnish to each holder of Series A-1

Preferred and Series A-2 Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A-1 Preferred or Series A-2 Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A-1 Conversion Price and/or Series A-2 Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

              k. NOTICES OF RECORD DATE. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the corporation shall mail to each holder of Series A-1 Preferred and Series A-2 Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A-1 Preferred and Series A-2 Preferred at the address for each such holder as shown on the books of this corporation.

              l. COMMON STOCK RESERVED. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred, and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose.

         5. VOTING RIGHTS. Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series A Preferred could be converted on the record date for the vote or the date of the solicitation of any written consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common. Each holder of Common shall be entitled to one vote per share of Common held by such holder. The holder of each share of Series A Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common upon all matters submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote and except as provided in
Section 6 below. Fractional votes by the holders of Series A Preferred shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number.

         6.   RESTRICTIONS AND LIMITS.

              a. So long as fifty percent (50%) or more of the originally issued shares of Series A Preferred shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred, voting as a class:

                   (1) amend or repeal any provision of, or add any provision to, the corporation's Amended and Restated Articles of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred;

                   (2) create any new series or class of stock having any rights, preferences or privileges senior to or on a parity with any such rights, preferences or privileges of the Series A Preferred;

                   (3) increase or decrease the authorized number of shares of Series A Preferred or Preferred;

                   (4) pay any dividend on, or redeem, repurchase or otherwise acquire any shares of, the Common or Preferred (other than (i) any repurchases of shares of Common held by an employee of the corporation upon termination of employment, (ii) as approved by the Board of Directors);

                   (5) merge into or consolidate with any other corporation or entity (other than any transaction in which the corporation's shareholders own a majority of the securities of the surviving corporation) or sell all or substantially all of the assets of the corporation;

                   (6) amend, or take any action intended to circumvent, the provisions of this Section 6.

         7. SERIES A PREFERRED ACQUIRED BY THE CORPORATION. No share or shares of Series A Preferred acquired by the corporation by reason of purchase, conversion or otherwise, shall be reissued as Series A Preferred, and all such shares shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock.

         8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the corporation not otherwise expressly provided for in this Amended and Restated Articles of Incorporation shall be vested in the Common.

                                         IV.

    A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    B.   This corporation is authorized to provide indemnification of agents
(as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

    C. Any repeal or modification of the provisions of this Article shall not adversely affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                      * * * * *

    THREE: The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.
    FOUR: The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,000 shares of Common Stock and no shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


Dated:  July 21, 1995             /s/ John Lyon
        ------------------        ------------------------
                                  John Lyon
                                  President



                                  /s/ Larry M. Osterink
                                  ------------------------
                                  Larry Osterink
                                  Secretary

                                      Exhibit C

                                SCHEDULE OF EXCEPTIONS
                             TO THE SERIES A-1 PREFERRED
                             STOCK PURCHASE AGREEMENT OF
                           VISTA MEDICAL TECHNOLOGIES INC.

    The following are exceptions to the representations and warranties set forth in the Series A Preferred Stock Purchase Agreement of Vista Medical Technologies, Inc. (the "Company"), dated July 25, 1995 (the "Agreement"), and are an integral part of the Agreement. Any terms defined in the Agreement shall have the same meaning when used in this Schedule as when used in the Agreement, unless the context indicates otherwise. The paragraph numbers of this Schedule correspond to the first or principal section of the Agreement to which the disclosures relate; however, all information disclosed herein shall be deemed disclosed under and incorporated into any other section of the Agreement where such disclosure would be appropriate.

    2.1 The Company will qualify to do business in Massachusetts shortly after the Closing.

    2.3 The Company has one wholly-owned subsidiary, Oktas, Inc., a Massachusetts corporation, which does not have any operating activities and no liabilities. The Company is also the sole partner of Oktas, a Massachusetts General Partnership. A copy of such partnership agreement has been provided to counsel to the Investors.

    2.6 Attached as Exhibit 2.6 hereto is a list of the Company's agreements that may involve more than $25,000, copies of which are attached to such Exhibit.

    2.8 Pursuant to a License Agreement with Allen Newman, Mr. Newman currently is indebted to the Company in the amount of $37,500, as an advance payment against royalties due under the License Agreement. A copy of such agreement has been provided to counsel to the Investors.

    2.15 The Company is indebted to Kaiser Aerospace and Electronics, Inc. ("Kaiser") in the amount of $3,003,999.77, all of which shall be repaid immediately following the Closing out of the proceeds of this financing.

    2.16 The Company anticipates that shortly after the Closing and subject to Board approval, it will acquire the assets of American Surgical Technologies Corporation on substantially the terms attached hereto as Exhibit 2.16.

    2.17 The Oktas General Partnership currently has a lease for space in Massachusetts that the Company will use reasonable commercial efforts to have assigned to the Company.

    2.18 Attached as Exhibit 2.18 hereto is a list of all of the Company's patents and pending patent applications. The Company also has a License Agreement with Allen Newman dated September 2, 1994 and a Patent License Agreement with Kaiser Aerospace and Electronics, Inc. dated July _, 1995, both of which have been provided to counsel to the Investors.

    2.19 The Company has a Manufacturing Supply Agreement with Kaiser Electro-Optics, a copy of which is attached to Exhibit 2.6 hereto.

    2.20 The Company has to date operated as a subsidiary of Kaiser. Kaiser has filed corporate tax returns that included the Company, and therefore the Company has no tax loss carry forwards.

    2.21 Attached as Exhibit 2.21 hereto is a memorandum regarding certain employees participation in the Kaiser bonus program.

    2.29 The Company has standard fringe benefit plans in the ordinary course of business, including, but not limited to, medical plans and vacation policies.

                                     EXHIBIT 2.6


1. Supply Agreement between the Company and Matsushita, currently in draft form only.

2. Manufacturing Supply Agreement with Kaiser Electro-Optics.

3. License Agreement with Allen Newman dated September 2, 1994.

4. Memorandum of Understanding regarding Technology Alliance between the Company, Cogent Light and Henke Sass Wolf dated May 3, 1995.

5. Technology Strategic Alliance with Kaiser Electro-Optics.

6. Purchase Orders with Precision Interconnect, Hanson Precision
Machine and Matsushita Communication, copies of which are attached hereto.

7. Purchase Order to Explorent Surgical Instruments, GMBH placed with the Company, a copy of which is attached hereto.

8. Form of Consulting Agreement entered into with the following individuals:

    a. V. Montegrande & Co. (advertising agency), currently active at $2,800 per month plus project specific billings.

    b. Nancy Briefs, Endocardiac Business Plan, currently active, contract for $14,000.

    c. Kent Richards, product management services, currently active at $8,000 per month.

    d. David Scott, sales services, currently active at $4,000 per month for 4-6 months.

    e. Hans Steinmann, European consultant, currently active at $2,000 per month.

    f. David Matsuura, product design services, currently active at $5-6,000 per month on a month to month basis.

    g. Howard Everhart, regulatory consultant, currently active and may reach up to $4-5,000 per month in the next 2-6 months.

    h. John Crawford, optical engineering services for Oktas, currently active at $8,000 per month.

    i. Ed McLean, manufacturing services for oktas, currently active at $5,000 per month.

    j. Phil Lichtman, mechanical design services for Oktas, currently inactive, but used regularly on a project basis.

    k. Paul Pelkey, purchasing services for Oktas, currently active at 3,000 per month, effective through 8/31/95.

                                     EXHIBIT 2.18


1. Patent No 5,349,941 Cleanable Endoscope (issued September 27, 1994).

2. Application Serial No 08/067,140 Zoom Endoscope (filed May 25, 1993).

3. Application Serial No 08/400,503 Zoom Endoscope (filed October 7, 1994).

4. Application Serial No 08/286,543 Endoscope with Light Element (filed August 5, 1994).

5. Application Serial No 07/967,996 Electronic Endoscope (filed October 28,
1992).

6. Application Serial No 08/06,140 Asymmetric Endoscope (filed May 7, 1995).

7. Application Serial No 08/108,980 Optical Surgical Device (filed August 18,
1993).

TECHNOLOGY STRATEGIC ALLIANCE: MEMORANDUM OF UNDERSTANDING


1. This Memorandum defines the intent of Kaiser Electro-Optics (KEO) and Vista Medical Technologies (VMT) to co-operate in advancing the technology and application of medical head mounted displays (MHMD).

2. KEO and VMT will co-operate in joint development programs as appropriate, both for the existing MHMD and future iterations. Such co-operation will be determined by managements on a project by project basis. Development programs undertaken by KEO will be paid for according to a fee structure mutually agreed in advance of the program commencing.

3. KEO will grant VMT right of first refusal for exclusive medical application of independently developed new technology or devices, exercisable provided that VMT contracts with KEO for a mutually agreed proportion of the development work and eventual production of the resulting medical device.

4. Technology independently developed by VMT or developed by KEO under contract to VMT (provided that the technology, idea or product specification was an original contribution of VMT and not the result of the exercise of the right of first refusal) remains the exclusive property of VMT. KEO will have reciprocal right of first refusal to apply such technology in fields other than medicine in return for compensation to VMT to be mutually agreed.

5. KEO recognizes that VMT will gradually build an independent technical capability, although it will be only sensible to minimize duplication of technological resources. For example, VMT is likely to concentrate on the communication (Infomatix-TM-) aspects of MHMDs. However, VMT acknowledges KEO'S investment in its technical personnel and agrees not to recruit them for a period of three years, unless both managements agree otherwise.

6. KEO and VMT acknowledge that this memorandum represents a statement of intent by both parties and that all resulting co-operation will be managed on an arms length basis and on terms mutually agreed for each project. Common sense and common interest should be the prevailing principles.


For Vista Medical Technologies:        For Kaiser Electro-Optics:


/s/ John Lyon                          /s/ Jerry Carollo
------------------------------         ----------------------------
John Lyon, President                   Jerry Carollo, President

July 19, 1995                          July 19, 1995
---------------------                  ------------------
Date                                   Date

KAISER
  AEROSPACE &
    ELECTRONICS

July 18, 1995                          Executive Office
                                       950 Tower Lane - Suite 800
                                       Foster City, California  94404
                                       (415) 349-7400 - Fax (415) 349-8284


Mr. John R. Lyon
President
Vista Medical Technologies, inc.
2752 Loker Avenue West
Carlsbad, CA  92008

Dear John:

This letter amends the Secured Master Promissory Note between Kaiser Aerospace & Electronics Corporation and Vista Medical Technologies, Inc. dated April 11, 1995, as amended; by increasing the maximum amount of advances available to Borrower to Five Million Five Hundred Thousand Dollars ($5,500,000.00).

All other terms and conditions remain unchanged.

Please indicate your acceptance by signing and returning a copy of this letter.

Very truly yours,

KAISER AEROSPACE & ELECTRONICS CORPORATION



By: /s/ J. E. Chapin
    ------------------------------
    J. E. Chapin, Vice President


Agreed and Accepted:

VISTA MEDICAL TECHNOLOGIES, INC.


By: /s/ John Lyon
    ------------------------------
    John R. Lyon, President

Date:    July 18, 1995
         -------------------------

                      KAISER AEROSPACE & ELECTRONICS CORPORATION

KAISER
  AEROSPACE &
    ELECTRONICS
VIA FAX # (619) 438-9167

July 18, 1995                          Executive Office
                                       950 Tower Lane - Suite 800
                                       Foster City, California  94404
                                       (415) 349-7400 - Fax (415) 349-8284

Mr. John Lyon
Vista Medical Technologies, inc.
2751 Loker Avenue West
Carlsbad, CA  92008

Dear John:

This letter will confirm our understanding with respect to the purchase of Series A-1 Preferred Stock of Vista Medical Technologies. Inc. ("Vista"). Pursuant to the Series A-1 Preferred Stock Purchase Agreement between Vista and certain investors dated of even date herewith (the "Agreement"), Kaiser agrees to cancel, effective at the First Closing (as such term is defined in the Agreement), $2,375,000.23 of indebtedness and apply such indebtedness to the purchase of Series A-1 Preferred Stock of Vista. Vista hereby agrees that as soon as practicable after Vista has access to funds from the other investors received at the First Closing, Vista will repay indebtedness to Kaiser in the amount of $3,003,999.77.

The parties hereto agree to exchange such other documentation as soon as practicable after the closing as the parties deem necessary to effect the foregoing agreements, including, but not limited to, the cancellation of promissory notes between Kaiser and Vista, and the release of all securityy interests in the assets of Vista which are held by Kaiser.

If the foregoing meets with your understanding, please sign and return a copy of this letter to my attention via FAX.

                             Very truly yours,

                             Kaiser Aerospace & Electronics Corporation


                             By:  /s/ J. E. Chapin
                                  ------------------------------------------
                                  J. E. Chapin, Vice President & Controller



Accepted and Agreed to:

VISTA MEDICAL TECHNOLOGIES, INC.

By: /s/ John Lyon
    ---------------------

                   KAISER AEROSPACE & ELECTRONICS CORPORATION

                         MANUFACTURING SUPPLY AGREEMENT


     This MANUFACTURING SUPPLY AGREEMENT (the "Agreement"), dated this ____ day of ____________, 1995, is made by and between Vista Medical Technologies ("Vista"), a California Corporation, located at 2752 Loker Avenue West, Carlsbad, California 92008 and KAISER ELECTRO-OPTICS, INC. ('KEO"), a California Corporation, located at 2752 Loker Avenue West, Carlsbad, California 92008.


                                    RECITALS

     WHEREAS, Vista has developed and owns exclusive rights to a proprietary Medical Head Mounted Display ("MHMD"); and

     WHEREAS, KEO has developed Head Mounted Displays ("HMD") for nonmedical markets, provided development services for Vista's MHMD and possesses certain know-how and manufacturing technology related to HMDs; and

     WHEREAS, Vista desires to have KEO manufacture the display optical subassembly of its MHMD and any reasonable functional derivative thereof, such subassemblies hereinafter referred to as "Product"; and

     WHEREAS, KEO desires to manufacture Product and to meet Vista's reasonable requirements as to competitive price, delivery, and quality;

     NOW, THEREFORE, in consideration of the above matters and of the covenants contained herein, Vista and KEO agree as follows:


                                    AGREEMENT

     1. PREFERRED SUPPLIER RELATIONSHIP: During the term of this Agreement, KEO shall be Vista's preferred supplier of Product, and Vista shall contract with KEO to supply up to 100%, but not less than 75%, of its requirements for Product. Similarly, KEO shall not supply HMDs to any direct competitor of Vista in the medical marketplace.

     2. PRODUCT SPECIFICATIONS: KEO will supply Product to Vista consisting of the head-mounted display optical subassembly of the MHMD, in accordance with specifications defined prior to placing of a purchase order by Vista and acceptance by KEO. All modifications of the Product must be mutually agreed upon in writing by Vista and KEO and documented by Vista according to current GMP (Good Management Practices) then in effect.

     3. PRODUCT CONFORMITY: In the event of test results which show a lack of Product conformity to quality or specifications provided and mutually agreed to, KEO will repair or replace the Product within a reasonable time. Failure to repair or replace non-conforming products, as defined in the purchase orders and agreed upon specifications, within eight (8) weeks shall be considered a failure to supply.

     4. PURCHASE ORDERS: KEO will accept each purchase order submitted by Vista hereunder that conforms with the terms of this Agreement. In the event that pre-printed terms on Vista's purchase order are in conflict with this Agreement, the terms of this Agreement shall prevail.

     5. VISTA'S FORECAST: Vista will provide KEO with monthly non-binding rolling forecasts of its anticipated requirements for Product for the following twelve (12) months. However, the first (3) months of this rolling forecast, as well as the mutually agreed to purchase of long-lead items of significant value required to meet the forecast beyond the first (3) months, will be binding to both parties. KEO agrees to meet Vista's reasonable schedule requirements; once agreed, repeated failure to meet delivery schedules shall be considered a failure to supply.

     6. COMPETITIVE PRICING: For the first year, the price of the Product sold by KEO to Vista will be that price agreed to be mutually acceptable prior to the start of production. KEO's pricing for Vista's Product will remain competitive over time to that generally charged for similar OEM products of the same performance level in the medical marketplace. Failure to remain competitive, according to evidence documented by Vista, shall be considered a failure to supply.

     7. REGULATORY APPROVAL: Vista shall be solely responsible for obtaining any regulatory approvals it requires to market and sell its products. KEO agrees to provide Vista with all specified information and materials required for the purpose of obtaining any regulatory approvals. Vista will require KEO to manufacture Product in accordance with Vista's specified GMP requirements for suppliers. Failure to conform shall be considered a failure to supply.

     8. INSURANCE: KEO shall maintain product liability insurance in effect to cover any manufacturing deficiencies in its Product caused by non-conformance to the product specification. KEO agrees to indemnify, protect, and save Vista including Vista's dealers and agents harmless from and against all claims, demands, proceedings, lawsuits, and actions and any liabilities, expenses, or costs due directly to any product malfunction caused by non-conformance to the Product specification. KEO will not be liable for any failures of the MHMD caused by manufacturing or design defects in anything other than its own manufacturing of Product.

     9. INDEMNIFICATION: For and in consideration of Vista's purchase of Product under this Agreement, KEO will indemnify, hold harmless and defend Vista, including Vista's dealers and agents, from and against any claim, demand, liability, loss, damage, suit, or judgment resulting from operational deficiencies caused by non-conformance to the Product specification.

     10. KEO WARRANTIES: KEO warrants that title to all Product delivered to Vista will be free and clear of all liens, encumbrances and security interests; and that all Product sold under this Agreement will conform to the specifications accepted by KEO, and shall be free from defects in material and workmanship under normal use and service. Any Product which exhibits such defects in material and workmanship within 12 months from date of shipment to the final customer but not more than 15 months from date of shipment to Vista shall be repaired or replaced, at KEO's option, without charge, under terms of this Agreement.

     VISTA WARRANTIES: Vista agrees to be solely responsible for any warranty that it extends or allows to be extended to its customers, whether express or implied, with respect to the Product.

     11. TERM OF AGREEMENT: The duration of this Agreement is three (3) years from the date of execution provided that it is not terminated sooner pursuant to paragraph 12 below. After termination, the following provisions will survive and remain in force: paragraphs 8 (Insurance), 9 (Indemnification), 10 (Warranties), 12 (Termination), 13 (Obligations on Termination), 16 (Applicable
Law), 17 (Relationship of Parties), 20 (Tradenames/Trademarks), 21 (Non-Disclosure), and 23 (Statute of Limitations).

     12. TERMINATION: The following provisions shall govern the termination of this Agreement:

          (a) If either party has defaulted or failed to perform any obligation arising under this Agreement and fails to remedy such default or non-performance after written notice by the other party within thirty (30) days for payment of monies due and sixty (60) days for all other defaults (including KEO's failure to supply), the other party has the right to terminate this Agreement immediately upon further written notice.

          (b) Either party, at its election, may treat this Agreement as breached and, without prejudice to any other of its rights, may forthwith terminate this Agreement by written notice to the other party on occurrence of any of the following events:

               (i) The other party shall make a general assignment for the benefit of creditors;

               (ii) A receiver of all or substantially all of the property of the other party shall be appointed and not removed within thirty (30) days;

               (iii) The other party shall file a petition for reorganization under the provisions of federal bankruptcy laws;

               (iv) The other party shall file a petition for an arrangement under federal bankruptcy laws;

               (v)   The other party shall become or be declared insolvent;
and/or

               (vi) The other party shall file a petition in bankruptcy or shall be adjudged a bankrupt.

          (c) The two parties may elect to terminate the Agreement by mutual written consent at any time.

     13.  OBLIGATIONS ON TERMINATION:  Upon termination of this Agreement:

          (a) All amounts owing by Vista or KEO shall remain due and payable as provided herein;

          (b) All unshipped orders due to be shipped after the effective date of termination for breach shall be canceled without liability of either party to the other;

          (c) All unshipped orders (and mutually agreed in advance long-lead items) due to be shipped after the effective date of termination if such termination is for reasons other than a breach, shall be binding, unless otherwise mutually agreed by the parties; and

          (d) Neither party shall be liable to the other because of such termination for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, leases, or commitments in connection with the business or goodwill of Vista or KEO or for any other reason whatsoever growing out of such termination.

     14.  ASSIGNMENT:   Neither party may assign or otherwise dispose of this
Agreement and any right or obligation arising under this Agreement without the prior written approval given by the other party. However, the Agreement shall survive a transfer of control or sale of either Vista or KEO to a 3rd party.

     15. WAIVER: The waiver by either party of one breach or default hereunder shall not constitute the waiver of any subsequent breach or default.

     16. APPLICABLE LAW: This Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to the rules of conflict of laws.

     17. RELATIONSHIP OF THE PARTIES: Parties: Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for or bind the other party.

     18. HEADINGS: Headings are inserted in this Agreement only for convenience and shall not be used to construe its terms.

     19. NOTICES: All notices required or permitted by this Agreement, or given in connection with this Agreement, shall be in writing and may be by personal delivery by Federal Express or by depositing the written notice with the United States Postal Service, postage pre-paid, first-class, Certified Mail, return receipt requested, addressed to the party to receive the same as follows:


------------------------------               -----------------------------------
President                                    President
Vista Medical Technologies, Inc.             Kaiser Electro-Optics, Inc.
2752 Loker Avenue West                       2752 Loker Avenue West
Carlsbad, CA  92008                          Carlsbad, CA  92008


or to any other address or addresses as shall be designated in writing in the same manner.

     20. TRADENAMES/TRADEMARKS: Each party acknowledges the validity of each other's tradenames and trademarks and that neither party shall have any right to or interest in any tradenames or trademarks owned, used, or claimed now or in the future by Vista or KEO as a result of this Agreement.

     21. NON-DISCLOSURE: Because the parties have and will continue to exchange confidential, sensitive, and/or unique data relating to product, markets and/or projects, the attached Non-Disclosure Agreement is incorporated herein as Exhibit "A".

     22. REGULATORY REQUIREMENTS: Vista is responsible for complying with regulatory requirements including, but not limited to, all costs related to UL, FDA, and resale of the product. KEO will provide Vista with all specified information and materials required by Vista for the purpose of obtaining any regulatory approvals. All regulatory data is the sole property of Vista.

     23. STATUTE OF LIMITATIONS: Any action for breach of this Agreement must be commenced within one (1) year after the cause of action has accrued.

     24. ENTIRE AGREEMENT/SEVERABILITY: This Agreement, with its exhibits, constitutes the entire Agreement between the parties with respect to the manufacture and sale of products and supersedes any prior agreements or understandings. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of both parties. In case any provision(s) shall, insofar as possible, be construed or applied in such manner as will permit enforcement; otherwise this Agreement shall be construed as though such provision had never been made a part thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized representatives as of the date first set forth above.


VISTA MEDICAL TECHNOLOGIES, INC.             KAISER ELECTRO-OPTICS, INC.


By:/s/ John Lyon                             By:/s/ Jerry Carollo
   ---------------------------                  --------------------------------
       John Lyon                                    Jerry Carollo
       President                                    President

                                   EXHIBIT "A"

                            Non-Disclosure Agreement

                            NON-DISCLOSURE AGREEMENT
                                       FOR
                PROPRIETARY OR BUSINESS CONFIDENTIAL INFORMATION


     THIS AGREEMENT was made this 21 day of July, 1995, by and between Vista Medical Technologies, Inc., located at 2752 Loker Avenue West, Carlsbad, California 92008, and Kaiser Electro Optics (KEO), 2752 Loker Avenue West, Carlsbad, California 92008. Vista Medical Technologies and KEO are parties to this Agreement.

     WHEREAS, the parties wish to disclose and exchange certain proprietary or business confidential information or data concerning their respective products in order to evaluate these products and related technical, engineering, manufacturing and business information; and

     WHEREAS, the parties will furnish this information to each other at their own expense and without obligation as to any future contractual relationship unless otherwise agreed.

     NOW THEREFORE, in consideration of the following mutual promises, the parties hereby agree:

1. Vista Medical Technologies will disclose proprietary information concerning its technologies, products, markets and business plan.

2. KEO will disclose proprietary information concerning its technologies, products, markets and business plans.

3. The parties agree that the subject of this Agreement involves confidential business of the respective parties.

4. Any information received by either party or from the other which is designated by the disclosing party as proprietary or business confidential (or any proprietary information which, if disclosed orally or visually, is reduced to writing within thirty (30) days and designated as proprietary or confidential as provided in this Agreement) shall be kept in confidence by the receiving party and used only for the purposes described in this Agreement.

5. All proprietary or business confidential information or data to be protected by this Agreement must be in writing and clearly identified or marked as proprietary or confidential on each page or portion thereof with a suitable restrictive legend. Neither party may reproduce or make copies of this material without the prior written approval of the other party.

6. Except as provided herein, the proprietary or business confidential information or data exchanged or disclosed between the parties shall not be used by either party in their own business or in association with others or disclosed to any third parties without the prior written consent of the other party.

7. The receiving party is authorized (i) to examine and evaluate the information; and (ii) to incorporate the information in a proposal or other report to the other party.

8. Each party shall take reasonable precautions to prevent disclosure to the public, competitors of the parties, or any other unauthorized use of the proprietary or confidential information received. The obligation to retain such information in confidence will be satisfied if the party receiving such information uses the same degree of care it employs to avoid disclosure, publication or dissemination of its own proprietary or confidential information. The receiving party shall not be liable for inadvertent or accidental disclosure if such disclosure occurs after a period of one year from receipt in spite of the exercise of the foregoing precautions and care.

9. The obligations concerning proprietary or confidential information are not applicable to information which:

     (a) was in the receiving party's possession or knowledge prior to the time of disclosure, which fact of prior possession shall be provable only by documents prepared prior to the date thereof; or


     (b)  was in the public domain at the time of disclosure; or



     (c) subsequently becomes a part of the public domain by publication or otherwise without any wrongful act by the receiving party; or


     (d) lawfully comes into either party's possession or knowledge through lawful disclosures from third parties; or


     (e)  can be proven by written records to have been independently developed;
          or


     (f) becomes available by inspection or analysis of other products or techniques in the market; or


     (g)  occurs three years after the receipt of the information.

10. Pursuant to Item 4, each party designates the following individual(s) within its organization as the only person(s) authorized to receive proprietary or confidential information exchanged or disclosed between the parties pursuant to this Agreement.

Vista Medical Technologies, Inc.             KEO
2752 Loker Avenue West                       2752 Loker Avenue West
Carlsbad, CA 92008                           Carlsbad, CA 92008

Name(s): John Lyon                           Name(s): Jerry Carollo

Title(s): President                          Title(s): President


11. The parties shall, upon the written request by the other party, return all written documents containing proprietary information covered by this Agreement, together with any copies thereof, including any subsidiary, derivative or equivalent documents or translations thereof containing such proprietary or business confidential information. The foregoing applies also upon termination or cancellation of this Agreement.

12. This Agreement shall not be construed as an obligation to enter into a subcontract or contract or result in a claim by either party for reimbursement of any costs from the other party, or be construed as granting, whether expressly or by implication, estoppel or otherwise, any license under any invention or patent now or hereafter owned or controlled by the party furnishing the information.

13. Neither party shall make any news releases, public announcements, advertisements, or publicity regarding this Agreement or the proprietary or confidential information without the prior written approval of the other party.

14. Information exchanged under this Agreement shall not be disclosed to other divisions or subsidiaries of the respective parties for any use adverse to the interest of the respective parties without the prior written approval of the disclosing party.

15. This Agreement is governed by and shall be construed according to the law of the State of California, without regard to conflict of laws provisions.

16. This Agreement contains the sole and entire disclosure agreement between the parties and supersedes all other Disclosure Agreements entered into prior to this Agreement.

17. This Agreement may be terminated by either party giving thirty (30) days' notice and, unless sooner terminated, shall expire on 21, July, 1998. Such termination does not affect the parties' respective rights and obligations outlined in paragraphs 6 and 11 with regard to proprietary or business confidential information or data disclosed to the receiving party prior to the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.




VISTA MEDICAL TECHNOLOGIES                   KEO


By:  /s/ John Lyon                           By:  /s/ Jerry Carollo
     -------------------------                    ------------------------------

Title: President                             Title: President
       -----------------------                      ----------------------------

Witness: /s/ illegible                       Witness: /s/ illegible
         ---------------------                        --------------------------

                  LEASE AGREEMENT BETWEEN MEDICAL OPTICS, INC.,
                         AND VISTA MEDICAL TECHNOLOGIES

1. PARTIES: This Lease dated July 21, 1995 is made by and between Medical Optics, Inc. (Lessor) and VISTA Medical Technologies (Lessee)

2. PREMISES: Approximately 1,200 square feet of improved office space located in a larger building at 2752 Loker Avenue West, Carlsbad, CA 92008 (Premises).

3. TERM: Beginning on the effective date of this Lease (see Paragraph 1), the Lease term shall be month to month. Lessor or Lessee may terminate the Lease by providing the other party with 60 days written notice of its intent to terminate the Lease.

4. RENT: Lessee shall pay rent to Lessor, as the same may be adjusted from time to time, on the first day of each month. Rent for any period during the term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days Lessee occupies the Premises. Rent for the initial term shall be $207.00 per month. If Lessor's rent increases for any reason during the term hereof, Lessee's rent shall increase on a prorated basis.

5. OPERATING EXPENSES: Lessee shall pay its pro-rata share of operating expenses for the Premises. Such operating expenses shall include, but not be limited to, real property taxes, maintenance and repairs, property insurance and any other operating expense fairly allocated to the Premises.

6. MAINTENANCE, REPAIRS AND FIXTURES: Lessor, at Lessor's expense shall keep the Premises in good working order.

7. OWNERSHIP, REMOVAL, SURRENDER AND RESTORATION: Lessor from time to time may furnish Lessee with furniture, furnishings, office equipment or trade fixtures (furnishings). Title in said furnishings shall at all times remain in the name of Lessor and be surrendered by Sublessee upon termination of this Lease. Notwithstanding the above, any furnishings owned by Lessee shall remain the property of Lessee and may be removed at any time or at Lessee's option remain with the Premises.

8.   PROPERTY INSURANCE:  Lessor shall provide the property insurance.

9. LIABILITY INSURANCE: Lessee shall obtain and keep in force during the term of this Lease a Commercial General Liability policy of insurance protecting Lessee, Lessor, the Ground Lessor and the Building Master Lessor (Kaiser Aerospace and Electronics Corporation) as additional insured parties against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall provide single limit coverage in an amount not less than $1,000,000 with an "Additional insured-Managers or Lessors of Premises" Endorsement. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an insured contract for the performance of Lessee's indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Lessee shall not, however, limit the liability of Lessee nor relieve Lessee of any obligations hereunder. All insurance to be carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

10. INSURANCE POLICIES: Insurance required hereunder shall be in companies duly licensed to transact business in the state where the Premises are located and maintaining during the policy term a "General Policyholders Rating" of at least B+, V, or such other rating as may be required from time to time. Lessee shall cause to be delivered to Lessor certified copies of, or certificates evidencing the existence and amounts of, the insurance, and with the additional insureds, required under Paragraph 8. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Lessor. Lessee shall at least thirty (30) days prior to the expiration date of such policies, furnish Lessor with evidence of renewals or "insurance binders" evidencing renewal thereof.

11.  REAL PROPERTY TAXES:  Lessor shall pay the Real Property Taxes.

12. LESSEE'S COMPLIANCE WITH LAW: Lessee shall at Lessee's sole cost and expense, fully, diligently and in a timely manner comply with all applicable law, to include all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits and the requirements and recommendations of Lessor's staff, engineers and/or consultants relating in any manner to the Premises (including but not limited to (i) industrial hygiene. (ii) environmental conditions on, in or about the Premises, including soil and groundwater conditions, and (iii) the use generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill or release of any hazardous substance, not in effect or which hereafter may come into effect. Lessee shall, within five (5) days after Lessor's request provide Lessor with copies of all documents and information, including but not limited to, permits, registrations, manifests, applications, reports and certificates evidencing Lessee's compliance with any applicable law specified by Lessor, and shall immediately upon receipt, notify Lessor in writing of any threatened or actual claim, notice, citation warning, complaint or report pertaining to or involving failure by Lessee or the Premises to comply, with any applicable law.

13. INDEMNITY: Lessee shall indemnify, defend and hold harmless Lessor and its agents, the Building Master Lessor, Ground Lessor and Lenders from and against all claims, damages, costs, liens, judgments, penalties and/or any liability arising out of Lessee's occupancy of the Premises, the conduct of Lessee's business, any act, omission or neglect of Lessee or its agents, contractors, employees, or invitees, and any default or breach by Lessee in the performance of its obligations under this Lease.

     Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, gas, electricity, gas, water, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or from any other cause, whether the said injury or damage results from conditions arising from the Premises or upon other portions of the building of which the Premises are a part.

14. ASSIGNMENT AND SUBLETTING: Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or otherwise transfer or sublet all or any part of Lessee's interest in this Lease or in the Premises.

15. DEFAULT; BREACH; REMEDIES: A "Default" is defined as a failure by the Lessee to observe, comply with or perform any of the terms, covenants or conditions or rules applicable to Lessee under this Lease. A "Breach" is defined as the occurrence of any one or more of the following Defaults, and, where a grace period is specified herein, the failure by Lessee to cure such Default prior to the expiration of the applicable grace period, and shall entitle Lessor to pursue the remedies set forth in Paragraph 16.

     (a) The vacating of the Premises without the intention to reoccupy same, or the abandonment of the Premises.

     (b) The failure by Lessee to make any payment of rent or any other monetary payment due hereunder.

     (c) The failure by Lessee to provide Lessor with written evidence of compliance with applicable law.

     (d)  Default by Lessee of any term covenant or condition of this Lease.

16. REMEDIES: If Lessee fails to perform any duty or obligation of Lessee under this Lease, within ten (10) days after written notice to Lessee (or in the event of an emergency, without notice), Lessor may at its option, but without obligation, perform such duty or obligation on Lessee's behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by Lessee to Lessor upon invoice therefor. In the event of a Breach of this Lease by Lessee, as defined in Paragraph 14, with or without further notice, or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach, Lessor may terminate this Lease.

17. SIGNS: Lessee shall not place any signs upon the Premises without Lessor's and Master Building Lessor's written approval.

     The parties hereto have executed this Lease at the place on the dates specified above to their respective signatures.



Executed at:  Carlsbad                  Executed at:  Carlsbad
              ----------------                        --------------------------

on:  July 21, 1995                      on:  July 21, 1995
     -------------------------               -----------------------------------

by LESSOR                                    by LESSEE


/s/ Larry Osterink                           /s/ John Lyon

------------------------------               -----------------------------------
Larry Osterink, President                    John Lyon, President
Medical Optics, Inc.                         Vista Medical Technologies

                                      Exhibit D












                           VISTA MEDICAL TECHNOLOGIES, INC.

                              INVESTORS RIGHTS AGREEMENT

                                    July 27, 1995

                                  TABLE OF CONTENTS


                                                                            Page
                                                                            ----

SECTION 1  RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS....................  1
    1.1    Restrictions on Transferability..................................  1
    1.2    Certain Definitions..............................................  1
    1.3    Restrictive Legends..............................................  2
    1.4    Notice of Proposed Transfers.....................................  3
    1.5    Demand Registration Rights.......................................  4
    1.6    Company Registration.............................................  5
    1.7    Form S-3 Registration Rights.....................................  6
    1.8    Expenses of Registration.........................................  8
    1.9    Registration Procedures..........................................  8
    1.10   Indemnification..................................................  9
    1.11   Information by Holder............................................ 11
    1.12   Rule 144 Reporting............................................... 11
    1.13   Transfer of Registration Rights.................................. 12
    1.14   Termination of Registration Rights............................... 12
    1.15   "Market Stand Off" Agreement..................................... 12

SECTION 2  AFFIRMATIVE COVENANTS OF THE COMPANY, FOUNDERS AND
           SHAREHOLDERS..................................................... 13
    2.1    Financial Information............................................ 13
    2.2    Assignment of Rights to Financial Information.................... 13
    2.3    Attendance at Board Meetings..................................... 13
    2.4    Termination of Covenants......................................... 14
    2.5    Confidential Information, etc.................................... 14

SECTION 3  RIGHTS OF FIRST REFUSAL.......................................... 15
    3.1    Right of First Refusal on Company Issuances...................... 15

SECTION 4  MISCELLANEOUS.................................................... 16
    4.1    Governing Law.................................................... 16
    4.2    Successors and Assigns........................................... 16
    4.3    Entire Agreement................................................. 16
    4.4    Notices, etc..................................................... 16
    4.5    Counterparts..................................................... 17
    4.6    Severability..................................................... 17
    4.7    Separability..................................................... 17
    4.8    Approval of Amendments and Waivers............................... 17

                           VISTA MEDICAL TECHNOLOGIES, INC.

                              INVESTORS RIGHTS AGREEMENT

    This Investors Rights Agreement (the "Agreement") is entered into as of
July 27, 1995 among Vista Medical Technologies, Inc., a California corporation (the "Company"), with its principal office located at 2752 Loker Avenue West, Carlsbad, California 92008, and the purchasers of shares of the Company's Series A-1 Preferred Stock (the "Series A preferred") listed on the Schedule of Shareholders attached as Exhibit A hereto. The purchasers of the Series A Preferred shall be referred to hereinafter as the "Shareholders" and each individually as a "Shareholder." This Agreement is being entered into pursuant to Section 4.8 of that certain Series A-1 Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement") among the Company and the Shareholders.

    In consideration of the mutual agreements, covenants and conditions contained herein, the Company and the Shareholders hereby agree as follows (unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Purchase Agreement):

                                      SECTION 1

                    RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS

    1.1 RESTRICTIONS ON TRANSFERABILITY. Neither the Series A Preferred nor the Registrable Securities (as defined below) shall be transferable except upon the conditions specified in this Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act (as defined below), or upon such other terms as are in the opinion of counsel to the Company satisfactory to comply with the provisions of the Securities Act. Except for transfers made pursuant to Rule 144 of the Securities Act, the Shareholders will cause any proposed transferee of Series A preferred or Registrable Securities held by any Shareholder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement and it will be a condition precedent to the effectiveness of any such transfer that the Company shall have secured a written agreement in form and substance satisfactory to the company to that effect, if so requested by the Company.

    1.2 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

    "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

    "FORM S-3" shall mean F-3 under the Securities Act (as defined below) as in effect on the date of this Agreement, or any substantially similar, equivalent or successor form under the Securities Act.

    "HOLDER" shall mean each holder of Registrable Securities.

    "REGISTRABLE SECURITIES" means shares of the Company's Common Stock (i) issued or issuable upon conversion of the shares of Series A Preferred which have not been sold to the public, and (ii) issued in respect of the shares of Common Stock referred to under the foregoing clause (i) by reason of any stock split, stock dividend, recapitalization or similar event which have not been sold to the public.

    The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

    "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 1.5, 1.6 and 1.7 hereof other than Selling Expenses, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

    "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof or a legend substantially similar thereto and all shares of Common Stock outstanding on the date of this Agreement.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

    "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the applicable sale.

    1.3  RESTRICTIVE LEGENDS.

         (a) Each certificate Representing the shares of Series A Preferred and Registrable Securities shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable California or other state securities laws):

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR

    TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION.

         (b) Each certificate representing shares of Registrable Securities into which shares of the Series A Preferred are converted also shall be stamped or otherwise imprinted with any legend required by the Bylaws of the Company (in addition to any legend required under applicable California or other state securities laws).

    1.4 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing the Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 1.4. Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144) by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities man. be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission, a copy of any holder's request (together with all supplements or amendments thereto) for which shall have been provided to the Company, at or prior to the time of first delivery to the Commission's staff, to the effect that the transfer of such securities without registration will not result in a recommendation by such staff that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as provided for above shall bear the appropriate restrictive legend set forth in
Section 1.3 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Company or counsel for such holder, such legend is not required in order to establish compliance with any provisions of the Securities Act.

         Notwithstanding the provisions above, no such opinion of counsel or "no action letter" shall be necessary for a transfer by a Shareholder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner ("PARTNERS"), if the transferee agrees in WRITING to be subject to the terms hereof to the same extent as if he were an original Shareholder hereunder.

    1.5  DEMAND REGISTRATION RIGHTS.

         (a) Commencing on July 27, 1998, if the Company shall receive a written request (specifying that it is being made pursuant to this Section 1.5) from the Holders of at least forty percent (40%) of the Registrable Securities that the Company file a registration statement or similar document under the Securities Act covering the registration of Registrable Securities the expected aggregate offering price to the public of which is at least $7,500,000, then the Company shall promptly notify all other Holders of such request and shall use its best efforts to cause all Registrable Securities that such Holders have requested, within 15 days after receipt of such written notice, to be registered in accordance with this Section 1.5 to be registered under the Securities Act. The Holders making the written request pursuant to this Section 1.5 shall be referred to hereinafter as the "INITIATING HOLDERS".

    Notwithstanding the foregoing, (i) the Company shall not be obligated to effect a registration pursuant to this Section 1.5 during the period starting with the date one hundred twenty (120) days prior to the Company's estimated date of filing of, and ending on a date one hundred twenty (120) days following the effective date of, a registration statement pertaining to an underwritten public offering of the Company's securities, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company's estimate of the date of filing such registration statement is made in good faith; and (ii) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed six (6) months; provided, however, that the Company shall not obtain such a deferral more than once in any 12-month period.

    The Company shall be obligated to effect not more than two (2) registrations pursuant to this Section 1.5 for which holders of Registrable Securities are the Initiating Holders.

         (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to this Section 1.5, and the Company shall include such information in the notice referred to in
Section 1.5(a). In such event, the right of any Holder to registration pursuant to this Section 1.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.


    The Company shall, together with all Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority of interest of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 1.5, if the underwriter shall advise the Company in writing that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto. and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

    If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter, and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration. If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 1.5.

    If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other securityholders) in such registration if the underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

    1.6  COMPANY REGISTRATION.

         (a) If, at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a securityholder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future or a registration on Form S-4 or similar forms which may be promulgated in the future relating solely to a Securities and Exchange Commission Rule 145 or similar transaction, the Company will (i) promptly give to each Holder written notice thereof and (ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities of such Holders as specified in a written request or requests made within 15 days after receipt of such written notice from the Company.


         (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so indicate in the notice given pursuant to Section 1.6(a). In such event the right of any Holder to registration pursuant to this Section 1.6 shall be conditioned upon such Holder's agreeing to participate in such underwriting and in the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or by other holders exercising any demand registration rights. Notwithstanding any other provision of this Section 1.6, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities or other securities from such registration and underwriting (hereinafter an "UNDERWRITER CUTBACK"); provided, however, that if such underwriting relates to any registration statement other than a registration statement being filed with respect to the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public ("INITIAL PUBLIC OFFERING") in which no secondary shares are included. then (i) in no event shall the aggregate number of shares of Registrable Securities included in such underwriting be reduced below thirty (30%) of the total number of shares proposed to be included in such underwriting. In the event of an Underwriter Cutback, the Company shall so advise all Holders and the other holders distributing their securities through such underwriting, and the number of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all holders thereof (other than those holders who are exercising their demand registration rights) on the basis that the holders who are not Holders shall be cut back before any cutback of Holders. If the limitation determined by the underwriter requires an Underwriter Cutback, such Underwriter Cutback shall be in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

    1.7 FORM S-3 REGISTRATION RIGHTS. After the Initial Public Offering, the Company shall use its best efforts to qualify for registration on Form S-3, and to that end the Company shall use its best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), within twelve (12) months following the effective date of the first registration of any securities of the Company for an underwritten registered public offering. After the Company has qualified for the use of Form S-3, and subject to the provisions of Section 1.14, each Holder shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by each such Holder), subject only to the following limitations:

         (a) The Company shall not be obligated to cause a registration on Form S-3 to become effective prior to one hundred eighty (180) days following the effective date of a Company initiated registration (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145);

         (b) The Company shall not be required to effect a registration pursuant to this Section 1.7 unless the Holder or Holders requesting such a registration propose to dispose of shares of Registrable Securities having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $500,000;

         (c) The Company shall not be required to effect a registration pursuant to this Section 1.7 if the Company shall furnish to the requesting Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for the registration statement to be filed at the date filing would be required, in which case the Company shall have an additional period of not more than one hundred twenty
(120) days within which to file such registration statement; provided however, that the Company shall not use this right more than once in any twelve-month period;

         (d) The Company shall not be required to maintain and keep any such registration on Form S-3 effective for a period exceeding one hundred twenty
(120) days from the effective date thereof;

         (e) The Company shall not be obligated to cause a registration on Form S-3 if in the prior six-month period the Company has caused a registration on Form S-3 to become effective; and

         (f) The Company shall be obligated to effect not more than two registrations per year pursuant to this Section 1.7 for which holders of Registrable Securities request such registration.

    The Company shall give notice to all Holders of the receipt of a request for registration pursuant to this Section 1.7 and shall use its best efforts to cause all Registrable Securities that such Holders have requested, within 15 days after receipt of such written notice, be registered in accordance with this
Section 1.7 to be registered under the Securities Act. Subject to the foregoing, the Company will use its best efforts to effect promptly any registration pursuant to this Section 1.7. The provisions of Section 1.5(b) shall apply to any registration effected pursuant to this Section 1.7

    1.8 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.5, 1.6 and 1.7 (exclusive of Selling Expenses but inclusive of the reasonable fees and expenses of one special counsel to the selling Holders) shall be borne by the Company. Notwithstanding anything to the contrary herein, the Company shall not be required to pay for any expenses of any registration proceeding under Section 1.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to have been registered, unless such Holders agree to forfeit their right to a demand registration pursuant to Section 1.5 (in which event such right shall be forfeited by all Holders). In the absence of such an agreement to forfeit, the Holders of Registrable Securities to have been registered shall bear all such expenses pro rata on the basis of the Registrable Securities to have been registered. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request of which the Company had knowledge at the time of the request, then the Holders shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 1.5.

    1.9 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

         (a) Keep such registration, qualification or compliance effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

         (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

         (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

         (d) Use its best efforts to resister and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

         (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreements; and

         (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

    Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required in connection with any registration pursuant to Sections 1.5, 1.6 or 1.7 to qualify shares in any state or jurisdiction which requires the Company to qualify to do business or to file a general consent to service of process.

    1.10 INDEMNIFICATION.

         (a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will promptly reimburse each such Holder, each of its officers and directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred (as and when incurred) in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

         (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which the), were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification, or compliance, and will promptly reimburse the Company, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred (as and when incurred) in connection with investigation, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of each such Holder hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein.

         (c) Each party entitled to indemnification under this Section 1.10 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section I unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect of such claim or litigation.

         (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

         (e)  The obligations of the Company and Holders under this Section
1.10 shall survive the completion of any offerings of Registrable Securities in a registration statement under this Section 1 and otherwise.

    1.11 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

    1.12 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

         (a) Use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

         (b) Use its best efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act at any time after it has become subject to such reporting requirements;

         (c) So long as a Shareholder owns any Restricted Securities, to furnish to the Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Shareholder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Shareholder to sell any such securities without registration.

    1.13 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted under Sections 1.5, 1.6 and 1.7 may be assigned or otherwise conveyed to a transferee or assignee of Registrable Securities, who shall be considered a "Holder," and the transferred shares shall be considered "Registrable Securities," for purposes of this Section 1, provided that (1) said transferee acquires (or, together with affiliates (as defined under the

Securities Act) ("AFFILIATES") of said transferee, after the acquisition then beneficially owns) at least 250,000 shares of the Registrable Securities (including shares of Series A Preferred prior to conversion into Registrable Securities) and (ii) the Company is given written notice by such Holder at the time of or within a reasonable time (but not more than 30 days) after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, subject to said transferee's agreement to be bound by and comply with the provisions of this Section 1.

    1.14 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to this Section 1 shall terminate (i) upon the seventh anniversary of the effective date of the first registration statement filed by the Company covering the Initial Public Offering or (ii) if earlier, as to any individual Holder, at such time after the Company's Initial Public Offering as all Registrable Securities (including shares of Series A Preferred prior to conversion into Registrable Securities) held by such Holder can be sold within any three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 (including Rule 144(k)) promulgated thereunder.

    1.15 "MARKET STAND OFF" AGREEMENT. Each Holder hereby agrees that it shall not, to the extent requested by the Company and the underwriters managing any underwritten offering of the Company's Common Stock (or other securities), sell or otherwise transfer or dispose (other than to those who agree to be similarly bound) of any Registrable Securities or any other securities of the Company during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed in connection with the Company's Initial Public Offering. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities and other securities of the Holders (and the shares or securities of every other person subject to the foregoing restriction) until the end of such one hundred eighty (180) day period.

                                      SECTION 2

                        AFFIRMATIVE COVENANTS OF THE COMPANY,
                              FOUNDERS AND SHAREHOLDERS

    2.1 FINANCIAL INFORMATION. Subject to Section 2.3, the Company will furnish the following reports to the Shareholders for so long as the Shareholders are holders of any Series A Preferred or Registrable Securities:

         (a) As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, audited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and surplus and consolidated statements of changes in financial position of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company;

         (b) Each month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, and consolidated statements of income and consolidated statements of changes in financial condition of the Company and its subsidiaries for such period, all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the principal financial or accounting officer of the Company; and

         (c) An annual operating budget for each coming year, delivered on or before January 1 of each year.

    2.2 ASSIGNMENT OF RIGHTS TO FINANCIAL INFORMATION. The rights granted pursuant to Section 2.1 may be assigned by the Shareholders (or by any permitted transferee of any such rights) so long as (i) the Company is given notice of any such assignment within a reasonable time after the date the same is effected,
(ii) the transferee shall have acquired (or, together with such transferee's Affiliates, after the acquisition shall then beneficially own) at least 250,000 shares of Registrable Securities (including shares Series A Preferred prior to conversion into Registrable Securities) in a private transaction and (iii) the transferee is not engaged in a business that is competitive with the Company.

    2.3 ATTENDANCE AT BOARD MEETINGS. So long as Kaiser Aerospace & Electronics ("Kaiser") owns at least an aggregate of 1,000,000 shares of Series A Preferred, and so long as Kaiser does not have a representative on the Board of Directors of the Company, Kaiser shall receive from the Company notices of all meetings of the Board of Directors, including without limitation telephonic meetings, and Kaiser shall receive, with such limitations provided herein, any materials distributed for such meeting, and may send one representative to such meetings: PROVIDED, HOWEVER, that the Company may require as a condition precedent that such representative proposing to attend any meeting of the Board of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings and may require that such representative sign a confidentiality agreement with the Company; and, PROVIDED, FURTHER, that the Company reserves the right not to provide information and to exclude such representative from any meeting or portion thereof if attendance at such meeting by such representative or dissemination of any information at such meeting to such representative would, in the good faith judgment of the Board of Directors, result in disclosure of trade secrets to such representative, would compromise or adversely affect the attorney-client privilege between the Company and its counsel, or would, in the good faith judgment of the Board of Directors, result in a conflict of interest situation. If such representative in his or her good faith judgment believes that an item to be discussed by the Board of Directors would result in any conflict of interest, such representative shall prompted, bring such conflict to the attention of the Chairman of the Board. In no event shall any provision of this paragraph waive any obligation of confidentiality to the Company owed by any such representative or Kaiser.

    2.4  TERMINATION OF COVENANTS.  The covenants set forth in Section 2.1 and
Section 2.3 shall terminate and be of no further force or effect after the closing date of the Initial Public Offering.

    2.5 CONFIDENTIAL INFORMATION, ETC. Each Shareholder agrees that all information received by it pursuant to this Section 2, and any other information relating to the Company's technology, processes or formulas that is disclosed by the Company to any Shareholder in writing and is marked "Confidential," shall be considered confidential information. Each Shareholder further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party other than its counsel or accountants nor shall such Shareholder use such confidential information for any purpose other than evaluation of such Shareholder's investment in the Company; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any such information that (a) was known to the public prior to disclosure by the Company, (b) becomes known to the public through no fault of such Shareholder, (c) is disclosed to such Shareholder on a non-confidential basis by a third party having a legal right to make such disclosure or (d) is independently developed by such Shareholder.

                                      SECTION 3

                               RIGHTS OF FIRST REFUSAL

    3.1  RIGHT OF FIRST REFUSAL ON COMPANY ISSUANCES.

         (a) The Company hereby grants to each Shareholder the right of first refusal to purchase its Pro Rata Share (defined below) of all (or any part) of New Securities (defined below) that the Company may from time to time propose to sell and issue. Such Shareholder's "PRO RATA SHARE," for purposes of this
Section 3, is the ratio of the number of shares of Common Stock (assuming conversion of all shares of Series A Preferred) then held by such Shareholder to the total number of shares of Common Stock then outstanding (assuming conversion of all shares of Series A Preferred). This right of first refusal shall be subject to the following provisions:

         (b) "NEW SECURITIES" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options, or warrants to purchase said Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said Common Stock or Preferred Stock; provided, however, that "NEW SECURITIES" does not include (i) securities issuable upon conversion of or with respect to Series A-1 Preferred Stock or any future series of preferred stock; (ii) shares of the Company's Common Stock (or related options) issued to officers, directors, employees of and/or consultants to the Company pursuant to plans or agreements as approved by the Company's Board of Directors; (iii) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company; (iv) securities issued in connection with any equipment leasing, technology licensing, corporate partnering, strategic alliance, acquisition, merger, purchase of assets or similar transaction as approved by the Company's Board of Directors; and (v) shares of the Company's Common Stock issued or issuable as a result of any antidilution adjustment provided for in the Company's Articles of Incorporation as in effect at the time of such issuance.

         (c) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have twenty (20) business days from the date of receipt of any such notice to agree to purchase some or all of his Pro Rata Share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each Shareholder shall have a right of over-allotment such that if any Shareholder fails to exercise his right hereunder to purchase his Pro Rata Share of New Securities, the other Shareholders may Purchase the non-purchasing Shareholder's portion on a pro rata basis, within fifteen (15) business days from the date such non-purchasing Shareholder fails to exercise his right hereunder to purchase his Pro Rata Share of New Securities.

         (d) In the event that the Shareholders fail to exercise in full the right of first refusal within said twenty (20) plus fifteen (15) business day period, the Company shall have one hundred twenty (120) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of said agreement) the New Securities respecting which the Shareholders' rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within said one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within one hundred twenty (120) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Shareholders in the manner provided above.

         (e) The right of first refusal granted under this Section 3.1 shall not apply to and shall expire upon the closing of the Company's Initial Public Offering.

         (f) The rights granted pursuant to this Section 3.1 may be assigned by the Shareholders (or by any permitted transferee of any such rights) so long as (i) the Company is given notice of any such assignment within a reasonable time after the date the same is effected and (ii) the transferee shall have acquired (or, together with such transferee's Affiliates, after the acquisition shall then beneficially own) at least 250,000 shares of Registrable Securities (including shares of Series A Preferred prior to conversion into Registrable Securities) in a private transaction.

                                      SECTION 4

                                    MISCELLANEOUS

    4.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California as applicable to contracts entered into and performed entirely within the State of California by California residents.

    4.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

    4.3 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

    4.4 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Shareholders, to such Shareholders' addresses set forth on the Schedule of Purchasers or to such other address as such Shareholders shall have furnished to the Company in writing, (b) if to any other holder of Registrable Securities, at such address as such holder shall have furnished the Company in writing, or (c) if to the Company, to its address set forth above and addressed to the attention of the President or at such other addresses as the Company shall have furnished to the Shareholders. All notices and other communications pursuant to the provisions of this Section 4.4 shall be deemed delivered when mailed or sent by facsimile.

    4.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

    4.6 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

    4.7 SEPARABILITY. Any invalidity, illegality, or limitation of the enforceability with respect to any Shareholder of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such Shareholder's domicile or otherwise, shall in no way affect or impair the validity, legality, or enforceability of this Agreement with respect to other Shareholder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

    4.8 APPROVAL OF AMENDMENTS AND WAIVERS. Any term of this agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of (i) the Company and (ii) the holders of at least a majority of the then outstanding shares of Registrable Securities, excluding from the determination of such a majority in clause (ii) (both in determining the total number of such shares outstanding and the number of such shares consenting or not consenting) all shares previously disposed of by such holders pursuant to one or more registration statements under the Securities Act or pursuant to Rule 144. Any amendment, termination or waiver effected in accordance with this section shall be binding upon the Shareholders, each of their transferees and the Company. Each Shareholder acknowledges that by the operation of this Section the holders of a majority of the outstanding Registrable Securities as aforesaid may have the right and power to diminish or eliminate all rights of such Shareholders under this Agreement.

    The foregoing Investors Rights Agreement is hereby executed as of the date first above written.

THE COMPANY:

VISTA MEDICAL TECHNOLOGIES, INC.


By
   -----------------------------
Title
      --------------------------


THE SHAREHOLDERS:


--------------------------------
[NAME]


By:
   -----------------------------

Title:
      --------------------------

                                      EXHIBIT A
                               SCHEDULE OF SHAREHOLDERS


         Purchasers                                            Number of Shares
         ----------                                            ----------------

KAISER AEROSPACE & ELECTRONICS                                        1,792,453
950 Tower Lane, Ste. 800
Foster City, CA 94404
Attention: Dr. H.J. Smead

KEN HORI                                                                264,151
c/o Oktas
134 Flanders Road
Westborough, MA 01581

ONE LIBERTY FUND III                                                    747,170
1 Liberty Square, 2nd Floor
Boston, MA 02109
Attention: Dan Holland

GILDE INTERNATIONAL B.V.
1 Liberty Square, 2nd Floor
Boston, MA 02109
Attention:  Dan Holland                                                   7,547

B.U.N.P.
c/o Community Technology Fund
Boston University Ventures
147 Bay State Road
Boston, MA 02215
Attention: John E. Bagalay, Jr.                                         226,416

DOMAIN PARTNERS III, L.P.                                             2,041,746
One Palmer Square, Ste. 515
Princeton, NJ 08542
Attention:  James C. Blair, Ph.D.

OLD COURT LIMITED                                                     1,056,604
St. Julian's Court
St. Peter Port
Guernsey, Channel Islands

with copy to:

c/o Domain Associates
One Palmer Square, Ste. 515
Princeton, NJ 08542
Attention:  James C. Blair, Ph.D.

DP III ASSOCIATES, L.P.                                                  71,461
One Palmer Square, Ste. 515
Princeton, NJ 08542
Attention:  James C. Blair, Ph.D.

SBIC PARTNERS, L.P.                                                   1,886,792
201 Main Street, Suite 2302
Fort Worth, TX 76102
Attention:  Nick Binkley

                                    EXHIBIT E







                            NON-DISCLOSURE AGREEMENT
                                       FOR
                PROPRIETARY OR BUSINESS CONFIDENTIAL INFORMATION



     THIS AGREEMENT was made this ___ day of _______, 19__, by and between Vista Medical Technologies, located at 134 Flanders Rd., Westborough, Massachusetts 01581 hereafter called "Vista" and ________________ located at ________________
__________________ hereafter called "________________" are parties to this
Agreement.

     WHEREAS, the parties wish to disclose and exchange certain proprietary or business confidential information or data concerning their respective products in order to evaluate these products and related technical, engineering, manufacturing and business information; and

     WHEREAS, the parties will furnish this information to each other at their own expense and without obligation as to any future contractual relationship unless otherwise agreed.

     NOW THEREFORE, in consideration of the following mutual promises, the parties hereby agree:

     (a) Vista will disclose proprietary information concerning its Medical Video Camera systems, Electronic Endoscope Systems and any medical devices associated with Vista.

     (b) ________________ will disclose proprietary information as required by the Consulting Agreement.

     (c) The parties agree that the subject of this Agreement involves confidential business of the respective parties.

     (d) Any information received by either party of from the other which is designated by the disclosing party as proprietary or business confidential (or any proprietary information which, if disclosed orally or visually, is reduced to writing within thirty 30 days and designated as proprietary or confidential as provided in this Agreement) shall be kept in confidence by the receiving party and used only for the purposes described in this Agreement.

     (e) All proprietary or business confidential information or data to be protected by this Agreement must be in writing and clearly identified or marked as proprietary of confidential on each page or portion thereof with a suitable restrictive legend. Neither party may reproduce or make copies of this material without the prior written approval of the other party.

     (f) Except as provided herein, the proprietary or business confidential information or data exchanged or disclosed between the parties shall not be used by either party in their own business or in association with others or disclosed to any third parties without the prior written consent of the other party.

     (g) The receiving party is authorized (i) to examine and evaluate the information; and (ii) to incorporate the information in a proposal or other report to the other party.

     (h) Each party shall take reasonable precautions to prevent disclosure to the public, competitors of the parties, or any other unauthorized use of the proprietary of confidential information received. The obligation to retain such information in confidence will be satisfied if the party receiving such information uses the same degree of care it employees to avoid disclosure, publication or dissemination of its own proprietary or confidential information. The receiving party shall not be liable for inadvertent or accidental disclosure if such disclosure occurs after a period of one year from receipt in spite of the exercise of the foregoing precautions and care.

     (i) The obligations concerning proprietary or confidential information are not applicable to information which:

          (a) was in the receiving party's possession or knowledge prior to the time of disclosure, which fact of prior possession shall be provable only by documents prepared prior to the date thereof, or

          (b)  was in the public domain at the time of disclosure; or

          (c) subsequently becomes a part of the public domain by publication or otherwise without any wrongful act by the receiving party; or

          (d) lawfully comes into either party's possession or knowledge through lawful disclosures from third parties; or

          (e) can be proven by written records to have been independently developed; or

          (f) becomes available by inspection or analysis of other products or techniques in the market; or

          (g)  occurs three years after the receipt of the information.

     (j) Pursuant to Item 4, each party designates the following individual(s) within its organization as the only person(s) authorized to receive proprietary or confidential information exchanged or disclosed between the parties pursuant to this Agreement.

          Vista                         ______________________________
          134 Flanders Rd.              ________________________________________
          Westborough, MA 01581         ________________________________________

          Name: Martin Newman           Name: _________________________________
          Title:    Director of Regulatory        Title:_______________________
               Affairs and Quality Assurance

     (k) The parties shall, upon the written request by the other party, return all written documents containing proprietary information covered by this Agreement, together with any copies thereof, including any subsidiary, derivative or equivalent documents or translation thereof containing such proprietary or business confidential information. The foregoing applies also upon termination or cancellation of this Agreement.

     (l) This Agreement shall not be construed as an obligation to enter into a subcontract or contract or result in a claim by either party for reimbursement of any costs from the other party, or be construed as granting, either expressly or by implication, estoppel or otherwise, any license under any invention or patent now or hereafter owned or controlled by the party furnishing the information.

     (m) Neither party shall make any news releases, public announcements, advertisements, or publicity regarding this Agreement or the proprietary or confidential information without the prior written approval of the other party.

     (n) Information exchanged under this Agreement shall not be disclosed to other divisions or subsidiaries of the respective parties for any use adverse to the interest of the respective parties without the prior written approval of the disclosing party.

     (o) This Agreement is governed by and shall be construed according to the law of the Commonwealth of Massachusetts without regard to conflict of laws provisions.

     (p) This Agreement contains the sole and entire disclosure agreement between the parties pertaining to the item listed on Paragraphs 1 and 2 and business information and supersedes all other Disclosure Agreements entered into prior to this Agreement.

     (q) This Agreement may be terminated by either party giving thirty (30) days notice, and unless sooner terminated, shall expire on __________, 19__. Such termination does not affect the parties' respective rights and obligations outlined in paragraphs 6 and 11 with regard to proprietary or business confidential information or data disclosed to the receiving party prior to the termination of the Agreement.

          IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.


          VISTA

          By:                           By:
             -----------------             ----------------------
          Title:                             Title:
                -------------------                ------------------------
          WITNESS:                      WITNESS:
                  ------------                  -----------------

                                    Exhibit F





                                  July 27, 1995



To the Investors Listed on the
Schedule of Investors to the
Vista Medical Technologies, Inc.
Series A-1 Preferred Stock
Purchase Agreement dated
July 27, 1995

Ladies and Gentlemen:

          We have acted as counsel for Vista Medical Technologies, Inc., a California corporation (the "Company"), in connection with the issuance and sale of shares of its Series A-1 Preferred Stock pursuant to the Vista Medical Technologies, Inc. Series A-1 Preferred Stock Purchase Agreement dated July 27, 1995 (the "Stock Purchase Agreement") between the Company and you. This opinion is being rendered to you pursuant to Section 4.7 of the Stock Purchase Agreement in connection with the Closing of the sale of the Series A-1 Preferred Stock. Capitalized terms not otherwise defined in this opinion have the meanings assigned to them in the Stock Purchase Agreement.

          In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company pursuant to the Stock Purchase Agreement and upon certificates and statements of government officials and of officers of the Company. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

          In rendering this opinion we have also assumed: (A) that the Stock Purchase Agreement and the Investors' Rights Agreement attached as Exhibit D thereto (the "Investors' Rights Agreement") have been duly and validly executed and delivered by you or on your behalf and constitute valid, binding and enforceable obligations upon you; (B) that the representations and warranties made in the Stock Purchase Agreement by you are true and correct; (C) that any wire transfers, drafts or checks tendered by you will be honored; (D) if you are a corporation or other entity, that you have filed any required state franchise, income or similar tax returns and have paid any required state franchise, income or similar taxes; and (E) that there are no extrinsic agreements or understandings among the parties to the Stock Purchase Agreement and the Investors' Rights Agreement that would modify or interpret the terms of the Stock Purchase Agreement and the Investors' Rights Agreement, or the respective rights or obligations of the parties thereunder.

     As used in this opinion, the expression "we are not aware" or the phrase "to our knowledge" means as to matters of fact that, based on the actual knowledge of individual attorneys within the firm principally responsible for handling current matters for the Company and after an examination of documents referred to herein and after inquiries of certain officers of the Company, we find no reason to believe that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion. Specifically, but without limitation, we have made no inquiries of securities holders or employees of the Company.

     This opinion relates solely to the laws of the State of California, and the federal law of the United States, and we express no opinion with respect to the effect of application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

          Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in the Stock Purchase Agreement or the Schedule of Exceptions thereto, we are of the opinion that as of the date hereof:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the

State of California, and the Company has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted.

          2. The Company has the requisite corporate power and authority to execute, deliver and perform the Stock Purchase Agreement and the Investors' Rights Agreement. Each of the foregoing has been duly and validly authorized by the Company, duly executed and delivered by an authorized officer of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company according to its terms; provided, however, that no opinion is expressed with respect to the enforceability of the indemnity obligations of Section 1.10 of the Investors' Rights Agreement.

          3.   The capitalization of the Company is as follows:

               (a) PREFERRED STOCK. 18,000,000 shares of Preferred Stock (the "Preferred Stock"), 8,300,000 which have been designated Series A-1 Preferred Stock up to all of which may be sold pursuant to the Stock Purchase Agreement, and 8,300,000 shares of which have been designated Series A-2 Preferred Stock. The shares of Series A-1 Preferred Stock, when issued and delivered in accordance with the terms of the Stock Purchase Agreement, will be duly authorized issued and delivered, validly outstanding and nonassessable, and fully paid. The respective rights, privileges and preferences of the Series A-1 Preferred Stock and Series A-2 Preferred Stock are as stated in the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") attached as Exhibit B to the Stock Purchase Agreement.

               (b) COMMON STOCK. 25,000,000 shares of Common Stock (the "Common Stock"), 1,000 shares of which have been duly authorized and validly issued, are nonassessable, and are fully paid.

               (c) The Common Stock issuable upon conversion of the Series A-1 Preferred Stock purchased at the Closing has been duly and validly reserved for issuance and, when and if issued upon such conversion in accordance with the Company's Restated Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

               (d) Except for (i) the conversion privileges of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, (ii) the rights provided in Section 3.1 of the Investors' Rights Agreement, and (iii) currently outstanding options to purchase 469,513 shares of Common Stock granted to employees pursuant to the Company's 1995 Stock Option Plan pursuant to which an aggregate of 896,208 shares have been reserved, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

          4. The execution, delivery, performance and compliance with the terms of the Stock Purchase Agreement and Investors' Rights Agreement do not violate any provision of any applicable federal or state or, to our knowledge, local law, rule or regulation or any provision of the Company's Restated Articles or Bylaws and do not conflict with or constitute a default under the provisions of any judgment, writ, decree or order specifically identified in the Schedule of Exceptions or the material provisions of any material agreement specifically identified in the Schedule of Exceptions to which the Company is a party or by which it is bound.

          5. All consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations, declarations or filings with, any federal or California state governmental authority on the part of the Company required in connection with the execution and delivery of the Stock Purchase Agreement and consummation at the Closing of the transactions contemplated by the Stock Purchase Agreement have been obtained, and are effective, except the filing required by Section 25102(f) of the California Corporate Securities Law of 1968, and we are not aware of any proceedings, or threat therof, that question the validity therof.

          6. Based in part upon the representations of you in the Stock Purchase Agreement, the offer and sale of the Series A-1 Preferred Stock to you pursuant to the terms of the Stock Purchase Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and from the qualification requirements of the California Corporate Securities Law of 1968, as amended, by virtue of Section 25102(f) thereof, and, under such securities laws as they presently exist, the issuance of Common Stock to you upon conversion of the Series A-1 Preferred Stock would also be exempt from such registration and qualification requirements.

          7. We are not aware that there is any action, proceeding or governmental investigation pending, against the Company or any of its officers or directors, or that any of the foregoing has received any threat thereof, which questions the validity of the Stock Purchase Agreement or the Investors' Rights Agreement or the right of the Company or its officers or directors and employees to enter into such Stock Purchase Agreement and Investors' Rights Agreement, nor are we aware of any litigation pending, against the Company or any of its officers or directors, or that any of the foregoing has received any threat thereof, by reason of the proposed activities of the Company, the past employment relationships of its officers, directors or employees, or negotiations by the Company or any of its officers or directors with possible investors in the Company or its business.


          Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

          (A) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

          (B) We express no opinion as to the Company's compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations.

          (C) Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.

          (D) The effect of court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party's implied covenant of good faith and fair dealing.

          (E) The effect of subsequent issuances of securities of the Company, to the extent that further issuances which may be integrated with the Closing may include purchasers which do not meet the definition of "accredited investors" under Rule 501 of Regulation D and equivalent definitions under state securities or "blue sky" laws and to the extent that the Company may issue shares of Common Stock such that there are not enough remaining authorized but unissued shares of Common Stock for the conversion of the Series A-1 Preferred Stock.

          (F) The unenforceability under certain circumstances of provisions indemnifying a party against, or requiring contributions toward, that party's liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy.


          This opinion is rendered as of the date first written above solely for your benefit in connection with the Stock Purchase Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                        Very truly yours,



                                        BROBECK, PHLEGER & HARRISON